EXECUTION VERSION

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC, as Issuer
THE SUBSIDIARIES NAMED HEREIN, as Guarantors

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee

INDENTURE

Dated as of October 24, 2019

9.00% Senior Notes due 2024

CROSS-REFERENCE TABLE1

Trust Indenture Act Section	Indenture Section(s)
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.[2]
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
311 (a)	7.11
(b)	7.11
312(a)	2.08
(b)	13.02
(c)	13.02
313(a)	7.06
(b)(1)	11.09
(b)(2)	7.06; 7.07
(c)	7.06; 13.01
(d)	7.06
314(a)	4.03; 4.17
(b)	11.09
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N.A.
(d)	11.09
(e)	13.04
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.01
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.11
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.07
318(a)	13.10
(b)	N.A.
(c)	13.10

1 This Cross-Reference Table is not part of this Indenture.

2 N.A. means not applicable.

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TABLE OF CONTENTS

		Page

Article I Definitions and Incorporation By Reference		1

Section 1.01.	Definitions.	1
Section 1.02.	Other Definitions.	22
Section 1.03.	Incorporation by Reference of Trust Indenture Act	22
Section 1.04.	Rules of Construction	23

Article II The Notes		23

Section 2.01.	Forms Generally	23
Section 2.02.	Form of Legend for Global Notes	24
Section 2.03.	Title and Terms	24
Section 2.04.	Denominations	25
Section 2.05.	Execution and Authentication	25
Section 2.06.	Registration, Registration of Transfer and Exchange	26
Section 2.07.	Paying Agent to Hold Money in Trust	28
Section 2.08.	Holder Lists	28
Section 2.09.	Mutilated, Destroyed, Lost and Stolen Notes	28
Section 2.10.	Outstanding Notes	28
Section 2.11.	Treasury Notes	29
Section 2.12.	Payment of Interest; Interest Rights Preserved	29
Section 2.13.	Persons Deemed Owners	30
Section 2.14.	Temporary Notes	30
Section 2.15.	Cancellation	30
Section 2.16.	Computation of Interest	30
Section 2.17.	Global Securities	30
Section 2.18.	CUSIP Numbers	31
Section 2.19.	Standstill Agreement. Each Holder, by its acceptance of the Notes and the Note Guaranties, consents and agrees to all of the terms and provisions of the Standstill Agreement, authorizes the Trustee to enter into the Standstill Agreement and agrees to be bound by the terms of the Standstill Agreement.	31

Article III Redemption and Prepayment of Notes		31

Section 3.01.	Notices to Trustee	31
Section 3.02.	Selection of Notes to Be Redeemed	31
Section 3.03.	Notice of Redemption	32
Section 3.04.	Effect of Notice of Redemption	32
Section 3.05.	Deposit of Redemption Price	33
Section 3.06.	Notes Redeemed in Part	33
Section 3.07.	Optional Redemption	34
Section 3.08.	Principal Payments	34
Section 3.09.	Offer to Purchase by Application of Net Proceeds	34

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Article IV COVENANTS		36

Section 4.01.	Payment of Notes	36
Section 4.02.	Maintenance of Office or Agency	36
Section 4.03.	Compliance Certificate; Notices	37
Section 4.04.	Taxes	37
Section 4.05.	Stay, Extension and Usury Laws	38
Section 4.06.	Change of Control	38
Section 4.07.	Asset Sales and Extraordinary Receipts	39
Section 4.08.	Restricted Payments	40
Section 4.09.	Incurrence of Debt and Issuance of Disqualified Stock	42
Section 4.10.	Liens	44
Section 4.11.	Dividend and Other Payment Restrictions Affecting Subsidiaries	44
Section 4.12.	Transactions with Affiliates	46
Section 4.13.	Additional Guarantees; Supplemental Indenture. The Issuer shall cause each Domestic Subsidiary of the Issuer to provide a Note Guaranty on the Issue Date (and, in the case of any future Domestic Subsidiary, within 30 days of such entity becoming a Domestic Subsidiary). The Issuer shall cause each future Domestic Subsidiary, within 30 days of such entity becoming a Domestic Subsidiary, to execute a Supplemental Indenture in the form of Exhibit C hereto. Upon the execution and delivery by any Domestic Subsidiary of a Supplemental Indenture, such Person shall be referred to as a Guarantor and shall be and become a Guarantor hereunder, and each reference in this Indenture and the other Note Documents to Guarantor shall also mean and be a reference to such Guarantor.	47
Section 4.14.	[Reserved]	47
Section 4.15.	Preservation of Existence	47
Section 4.16.	Insurance	48
Section 4.17.	Consents	48
Section 4.18.	Reports	48
Section 4.19.	Maintenance and Ownership of Property	49
Section 4.20.	Compliance with Laws, etc	49
Section 4.21.	Fiscal Year	49
Section 4.22.	Books and Records	49
Section 4.23.	Compliance with Environmental Laws.	49
Section 4.24.	[Reserved]	50
Section 4.25.	Restrictions on Amendments of Organizational Governance Documents	50
Section 4.26.	Capital Expenditures	50

Article V		50

SUCCESSORS		50

Section 5.01.	Merger, Consolidation, or Sale of Assets	50
Section 5.02.	Successor Entity Substituted	52

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iv

Exhibit A	Form of Note

Exhibit B	Form of Notation of Note Guarantee

Exhibit C	Form of Supplemental Indenture

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THIS INDENTURE (the “Indenture”) dated as of October 24, 2019 is among Navajo Transitional Energy Company, LLC, a Navajo Nation limited liability company (the “Issuer”), the Guarantors (as defined herein), and Wilmington Savings Fund Society, FSB, a federal savings bank, as Trustee (as defined below).

RECITALS

The Issuer desires to execute this Indenture to establish the form and terms, and to provide for the issuance, of senior notes designated as 9.00% Senior Notes due 2024 in an initial aggregate principal amount of $40,000,000 (the “Notes”).

The Issuer and the Guarantors, if any, are members of the same consolidated group of companies. The Guarantors, if any, will derive direct and indirect economic benefit from the issuance of the Notes.

The Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be a part of an indenture qualified under such Act and shall, to the extent applicable, be governed by such provisions.

All things necessary have been done to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Issuer, and all things necessary have been done to make the Note Guaranties, when the Notes have been executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid obligations of the Guarantors, if any.

All things necessary to make this Indenture a valid agreement of the Issuer and each Guarantor, if any, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I

Definitions and Incorporation By Reference

Section 1.01. Definitions.

“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Subsidiary, or other assets (other than cash and Cash Equivalents or securities (including Equity Interests)) that are to be used in a Permitted Business.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and a Person shall be presumed to “control” another Person if (1) the first Person either (a) is the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of such specified Person or (b) (x) is the Beneficial Owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person and (y) has the right to appoint or nominate, or has an officer or director that is, at least one member of the Board of Directors of such specified Person, or (2) if the specified Person is a limited liability company, the first Person is the managing member. “Controlled” has a meaning correlative thereto.

“Agent” means any Registrar or Paying Agent.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977 or any similar law of a jurisdiction in which the Issuer or any of the Subsidiaries conduct their business and to which they are lawfully subject, in each case as amended from time to time.

“Anti-Terrorism Law” means the PATRIOT Act or any other law pertaining to the prevention of money laundering or future acts of terrorism in any applicable jurisdiction, in each case as amended from time to time.

“APS Note” means the promissory note, dated as of July 3, 2018 between the Issuer and 4C Acquisition, LLC, as Lender.

“Asset Sale” means any sale, lease (other than operating leases or capital leases entered into in the ordinary course of a Permitted Business), transfer or other disposition of any assets by the Issuer or any Subsidiary outside of the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1)	a disposition to the Issuer or a Subsidiary, including the sale or issuance by the Issuer or any Subsidiary of any Equity Interests of any Subsidiary to the Issuer or any Subsidiary;

(2)	the sale, disposition or discount of accounts receivable, inventory, or of natural resources including, without limitation, coal, ancillary natural resources and mineral products, in each case in the ordinary course of business in connection with the compromise or collection thereof;

(3)	a transaction covered by clause (a) of Section 5.01;

(4)	a Restricted Payment permitted under Section 4.08 or a Permitted Investment;

(5)	any transfer of property or assets that consists of grants by the Issuer or its Subsidiaries in the ordinary course of business of licenses or sub- licenses, including with respect to intellectual property rights;

(6)	[reserved];

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(7)	the sale of assets by the Issuer and its Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Issuer and its Subsidiaries;

(8)	foreclosure of assets of the Issuer or any of its Subsidiaries to the extent not constituting a Default;

(9)	the sale or other disposition of cash or Cash Equivalents;

(10)	the unwinding of any Hedging Agreements;

(11)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12)	the issuance of Disqualified Stock or Preferred Stock pursuant to Section 4.09;

(13)	(a) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Issuer and its Subsidiaries and (b) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines;

(14)	any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $3,000,000 individually or in the aggregate and calculated during the course of any fiscal year of Issuer;

(15)	dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (a) with an aggregate Fair Market Value less than or equal to $3,000,000 individually or in the aggregate and calculated during the course of any fiscal year of Issuer, (b) involving a coal-for-coal swap, (c) to the extent that an exchange is for Fair Market Value and for credit against the purchase price of similar replacement property or (d) consisting of a coal swap involving any Real Property; and

(16)	exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business.

“Attributable Indebtedness” means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP applied by Issuer on a consistent basis throughout the periods involved.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

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“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1)	with respect to the Issuer, its management committee; and

(2)	with respect to any other Person, (a) if the Person is a corporation, the board of directors of the corporation, (b) if the Person is a partnership, the Board of Directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee or sub-committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Legal Holiday.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures by the Issuer and the Subsidiaries during such period that, in conformity with GAAP applied by Issuer on a consistent basis throughout the periods involved, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Issuer and the Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP applied by Issuer on a consistent basis throughout the periods involved, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

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“Cash Equivalents” means:

(1)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(2)	(a) demand deposits, (b) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (c) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (d) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s;

(3)	commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s;

(4)	readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition;

(5)	bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;

(6)	investment funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less);

(7)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (2) above; and

(8)	in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

5

“Certificated Note” means a Note in certificated form registered in the name of the Holder thereof and issued in accordance with Article II hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Changes in Principal Amount of the Global Note” attached thereto.

“Change of Control” means:

(1)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2)	individuals who on the Issue Date constituted the Board of Directors of the Issuer, together with any new directors whose election by the Board of Directors or whose nomination for election by the holders of the Voting Stock of the Issuer was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or

(3)	the adoption of a plan relating to the liquidation or dissolution of the Issuer.

Notwithstanding the preceding, (a) a merger or consolidation of the Issuer with or into another entity or (b) a conversion of the Issuer or any of its Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such transaction the “persons” (as that term is used in Section 13(d) of the Exchange Act) who Beneficially Owned the Voting Stock of the Issuer or the applicable Subsidiary, as the case may be, immediately prior to such transaction continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” or “SEC” means the Securities and Exchange Commission.

“common equity,” when used with respect to a contribution of capital to the Issuer, means a capital contribution to the Issuer in a manner that does not constitute Disqualified Equity Interests.

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“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Corporate Trust Office” shall be at the address of the Trustee, specified in Section 13.01 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Credit Agreement” means the Credit Agreement dated July 25, 2016, among Issuer, the Senior Secured Debt Agent and the lenders from time to time party thereto (as the same may from time to time be amended, restated or otherwise modified). “Credit Agreement” shall include each promissory note, guaranty, security instrument, pledge, power of attorney, consent, assignment, contract, notice, other agreement, instrument, document and certificate delivered in connection with the Credit Agreement or issued pursuant to the Credit Agreement, and all Loan Documents as defined in the Credit Agreement.

“Debt” means, with respect to any Person, without duplication,

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party providers which are recorded as liabilities under GAAP applied by Issuer on a consistent basis throughout the periods involved, excluding (a) trade payables arising in the ordinary course of business, (b) inter-company payables, (c) working capital-based and other customary post-closing adjustments in acquisition transactions and (d) salary and other employee compensation obligations incurred in the ordinary course;

(5)	the Attributable Indebtedness of such Person in respect of Capital Leases;

(6)	the amount of all receivables financings (if any) of such Person;

(7)	all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(8)	all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

(9)	all obligations of such Person under Hedging Agreements.

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The amount of Debt of any Person will be deemed to be:

(a) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;

(b) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(c) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

(d) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.06 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event

(1)	mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or

(2)	are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the Stated Maturity of the Notes.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Subsidiary” means any Subsidiary formed under the laws of the United States of America or any jurisdiction thereof, including the laws of the Navajo Nation.

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“Environmental Law” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means an offer and sale of Qualified Stock of the Issuer after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Issue Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Issuer or any Guarantor would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

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“ERISA Event” means (i) that a Reportable Event has occurred with respect to any Single-Employer Plan; (ii) the institution of any steps by the Issuer, any Guarantor or any ERISA Affiliate, the PBGC or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (iii) the institution of any steps by the Issuer, any Guarantor or any ERISA Affiliate to withdraw from any Multi-Employer Plan or Multiple Employer Plan or written notification to a Note Party or any ERISA Affiliate concerning the imposition of withdrawal liability on it; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code in connection with any Single-Employer Plan; (v) the cessation of operations at a facility of the Issuer, any Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (vii) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (viii) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (ix) the insolvency of a Multi-Employer Plan or written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (x) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Receipts” the receipt of any cash by the Issuer or any Subsidiary not in the ordinary course of business, in each case as a result of (a) tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement, in the case of clauses (e) and (f), to the extent not needed to reimburse the Issuer or applicable Subsidiary for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Issuer or applicable Subsidiary with respect to which such indemnity or purchase price adjustment was received.

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (1) if such property has a Fair Market Value equal to or less than $5,000,000, by any officer; or (2) if such property has a Fair Market Value in excess of $5,000,000, by at least a majority of the disinterested members of the Board of Directors of the Issuer and evidenced by a resolution of the Board of Directors delivered to the Trustee.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

“Global Note” means a Note in global form registered in the name of the Depositary or its nominee and issued in accordance with Article II hereof, in substantially the form of Exhibit A hereto, bearing the Global Note Legend and having the “Schedule of Changes in Principal Amount of the Global Note” attached thereto.

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“Global Note Legend” means the legend set forth in Section 2.02, which is required to be placed on all Global Notes issued under the Indenture.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such Governmental Authority.

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (3) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (1) each Subsidiary of the Issuer that executes a supplemental indenture in the form of Exhibit C hereto, and (2) any successor obligor under its Note Guaranty, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the Indenture.

“Hazardous Materials” means (i) any petrochemical or petroleum by-products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; and (ii) any chemicals, materials, wastes or substances regulated under any Environmental Law.

“Hedging Agreement” means (1) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (2) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (3) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

“Hedging Obligations” means, with respect to the Issuer or any Guarantor, the obligations of the Issuer or such Guarantor under a Hedging Agreement.

“Holder,” “Holder of Notes” or other similar terms means the Person in whose name a Note is registered in the Register (as defined in Section 2.06), provided that, so long as all Notes are issued in the form of one or several Global Notes, (1) all references to actions by or rights of the Holders shall be deemed references to actions taken or rights exercised by the Depositary or its nominee upon instructions from its direct participants; (2) all references to payments and notices to the Holders shall be deemed references to payments to the Depositary or its nominee, as the registered Holder of the Notes, for distribution to its direct participants in accordance with the Depositary procedures.

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“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Subsidiary on any date after the date of the Indenture, the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.09, but will not be considered the sale or issuance of Equity Interests for purposes of Section 4.07.

“Interest/Principal Payment Date” means March 31, June 30, September 30 and December 31, with the first Interest/Principal Payment Date being December 31, 2019.

“Investment” means

(1)	any advance, loan or other extension of credit to another Person (but excluding (a) advances to customers, suppliers, joint venture partners or the like in the ordinary course of business that are, in conformity with GAAP applied by Issuer on a consistent basis throughout the periods involved, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Issuer or its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (b) commission, travel and similar advances to officers and employees made in the ordinary course of business and (c) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Subsidiaries);

(2)	any capital contribution to another Person, by means of any transfer of cash or other property or in any other form;

(3)	any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services; or

(4)	any Guarantee of any Debt or Disqualified Stock of another Person.

If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Issuer, all remaining Investments of the Issuer and the Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Issuer or any Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Person or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Issue Date” means October 24, 2019.

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“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer thereof and delivered to the Trustee.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Issuer, any Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions if actual or contingent liability to a Note Party or ERISA Affiliate remains.

“Multiple Employer Plan” means a Single-Employer Plan to which the Issuer, any Guarantor or any ERISA Affiliate, and one or more employers other than the Issuer, any Guarantor or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Issuer, any Guarantor or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan if actual or contingent liability to the Issuer, any Guarantor or ERISA Affiliate remains.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash, including:

(1)	payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash;

(2)	proceeds from the conversion of other consideration received when converted to cash), net of brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

(3)	provisions for Taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Issuer and its Subsidiaries;

(4)	payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

(5)	appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

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“Non-Recourse Debt” means Debt as to which (1) neither the Issuer nor any Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Issuer or any Subsidiary and (2) no default thereunder would, as such, constitute a default under any Debt of the Issuer or any Subsidiary.

“Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Note Documents” means the Indenture and the Notes.

“Note Guaranty” means the Guarantee of the Notes pursuant to Article X hereof, which may be evidenced by a notation on the Notes substantially in the form attached hereto as Exhibit B.

“Note Party” means, collectively, the Issuer and each Guarantor.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by one of its Officers, who must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements of Section 13.04 hereof.

“Operating Agreement” means the operating agreement of the Issuer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Issuer (or any Guarantor, if applicable) or any Subsidiary.

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“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub.L.107-56 (signed into law October 26, 2001)).

“Permitted Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading, commercial enterprise purpose and transportation (including, without limitation, any business related to terminals) of natural resources including, without limitation, coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Permitted Business, and any business that is ancillary, related or complementary to the foregoing.

“Permitted Hedging Agreements” means Hedging Agreements entered into in the ordinary course of business of the Issuer and its Subsidiaries to hedge interest rate, foreign currency or commodity risk or otherwise for non-speculative purposes (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to FASB ASC Topic No. 815 and required to be marked-to-market).

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Subsidiary of the Issuer;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Investment;

(a) such Person becomes a Subsidiary of the Issuer, or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Issuer or a Subsidiary;

(4)	Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with Section 4.07;

(5)	any Investment acquired solely in exchange for Qualified Stock of the Issuer or in exchange for Capital Stock of the Issuer which the Issuer did not receive in exchange for a cash payment, Debt or Disqualified Stock;

(6)	Permitted Hedging Agreements;

(7)	(a) receivables owing to the Issuer or any Subsidiary if created or acquired in the ordinary course of business, (b) endorsements for collection or deposit in the ordinary course of business, and (c) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

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(8)	Investments in Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $20,000,000; provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Subsidiary of the Issuer;

(9)	to the extent they involve an Investment, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $2,000,000;

(10)	to the extent they involve an Investment, extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

(11)	[Reserved];

(12)	[Reserved];

(13)	to the extent they involve an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(14)	[Reserved];

(15)	Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations are permitted under the Indenture;

(16)	Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(17)	[Reserved]; and

(18)	in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed $5,000,000; provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Subsidiary of the Issuer.

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“Permitted Liens” means

(1)	Liens existing on the Issue Date (other than Liens permitted under clause (3) of this definition);

(2)	[Reserved];

(3)	Liens securing Senior Secured Debt Incurred under Section 4.09(b)(i) (and all Obligations incurred, issued or arising with respect thereto that permit borrowings not in excess of the limit set out in Section 4.09(b)(i));

(4)	Liens securing Obligations (other than Debt) in an aggregate amount not to exceed $5,000,000;

(5)	(a) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, (b) Liens in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms) and (c) Liens on the property or assets of the Issuer or any Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;

(6)	Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of Taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

(7)	customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(8)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(9)	options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

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(10)	judgment liens so long as no Event of Default then exists as a result thereof, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds;

(11)	Liens incurred in the ordinary course of business securing obligations not securing Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Issuer and its Subsidiaries;

(12)	Liens securing obligations in respect of trade-related letters of credit permitted under clause (vi) of “Permitted Debt” covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(13)	Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to clause (10) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property, provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;

(14)	Liens on property of a Person at the time such Person becomes a Subsidiary of the Issuer; provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Subsidiary;

(15)	Liens on property at the time the Issuer or any of the Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Subsidiary;

(16)	Liens securing Debt or other obligations of the Issuer or a Subsidiary to the Issuer or a Guarantor;

(17)	Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;

(18)	Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such equipment, inventory or other goods;

(19)	Liens on Capital Stock of any Subsidiary;

(20)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary on deposit with or in possession of such bank;

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(21)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(22)	Liens on assets of Foreign Subsidiaries securing Debt of Foreign Subsidiaries;

(23)	extensions, renewals or replacements of any Lien referred to in clauses (1), (2), (4), (13), (14) or (15) in connection with the refinancing of the obligations secured thereby, provided that (a) such Lien does not extend to any other property (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after- acquired property clauses to the extent such assets secured (or would have secured) the Debt being refinanced, refunded, extended, renewed or replaced), (b) except as contemplated by the definition of “Permitted Refinancing Debt,” the aggregate principal amount of Debt secured by such Lien is not increased and (c) such Lien has no greater priority than the Lien being extended, renewed or replaced;

(24)	Tax liens for Taxes assumed in connection with that certain asset purchase agreement dated on or about the date of this Indenture by and between the Issuer and Cloud Peak Energy Inc.;

(25)	Liens securing obligations under the APS Note; and

(26)	pledges, deposits or non-exclusive licenses to use intellectual property rights of the Issuer or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest of the Issuer or any Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Issuer or any Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

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“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Reportable Event” means an event described in Section 4043(c) of ERISA or the regulations thereunder with respect to a Single-Employer Plan, other than those events as to which the notice requirement is waived under applicable regulations.

“Responsible Officer,” when used with respect to the Trustee, means the officer in the Corporate Trust Office of the Trustee having direct responsibility for administration of the Indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Debt” means any Debt (including a refinancing thereof) of the Issuer or any Guarantor, including Debt incurred under the Credit Agreement, which Debt (or refinancing thereof) reflects bona fide market terms at the time of incurrence and is secured by a Lien on property of the Issuer or any Subsidiary; provided that any Senior Secured Debt that is refinanced shall be refinanced in accordance with the provisions of this Indenture in an amount not in excess of the limit set out in Section 4.09(b)(i).

“Senior Secured Debt Agent” means KeyBank National Association, as the administrative agent under the Credit Agreement or any other agent under any Senior Secured Debt as notified by the Issuer to the Trustee from time to time.

“Senior Secured Debt Document” means the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement) and each of the other agreements, documents, and instruments providing for or evidencing any other obligations under the Senior Secured Debt and any other document or instrument executed or delivered at any time in connection with any obligations under the Senior Secured Debt (including any intercreditor or joinder agreement among holders of Senior Secured Debt), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time (whether or not with the same lenders or agents).

“Significant Subsidiary” means (1) the Co-issuer and (2) any Subsidiary, or group of Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article I, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the Indenture.

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“Single-Employer Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan or Multiple Employer Plan that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by the Issuer, any Guarantor or any ERISA Affiliate or for which a Note Party or any ERISA Affiliate has liability by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Standstill Agreement” means the Standstill Agreement, dated as of October 24, 2019, between the Senior Secured Debt Agent and the Trustee, as amended, modified, restated, replaced in accordance with its terms or supplemented from time to time.

“Stated Maturity” means (1) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (2) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of the Issuer or any Guarantor which is subordinated in right of payment to the Notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Issuer.

“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the date on which this Indenture was executed and, to the extent required by law, as amended.

“Transactions” means the offers to exchange the Existing Unsecured Notes for the Notes and any transactions related thereto, including the payment of cash consideration and fees and expenses in connection therewith.

“Trustee” initially means Wilmington Savings Fund Society, FSB and any other Person or Persons appointed as such from time to time pursuant to the Indenture, and, subject to the provisions of Article VII, includes its or their successors and assigns.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

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“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Issuer and one or more Wholly Owned Subsidiaries (or a combination thereof).

Section 1.02. Other Definitions.

Term	Defined in Section
Change of Control Offer to Purchase	4.06(a)
Change of Control Payment	4.06(a)
Change of Control Payment Date	4.06(b)
Discharge	12.01(d)
DTC	2.06
Event of Default	6.01
Excess Proceeds	Section 4.07(b)
Indenture	Preamble
Notes	Recitals
Issuer	Preamble
Notes	Recitals
Offer Amount	3.09
Offer Period	3.09
Offer to Purchase	3.09
Paying Agent	2.06
Permitted Debt	4.09(b)
Permitted Refinancing Debt	4.09(b)
Principal Increase	2.03
Principal Payment	3.08
Purchase Date	3.09
Refinance	4.09(b)
Register	2.06
Registrar	2.06
Regular Record Date	2.03
Related Party Transaction	4.12(a)
Restricted Investment	4.08
Restricted Payments	4.08(a)
Surviving Company	5.01(a)

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of the Indenture.

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The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Issuer or any Guarantor and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, have the meanings so assigned to them by the TIA.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)	“or” is not exclusive;

(d)	words in the singular include the plural, and in the plural include the singular;

(e)	provisions apply to successive events and transactions;

(f)	references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(g)	unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Indenture;

(h)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(i)	when used to express an obligation or command, the words “will” and “shall” have the same meanings.

Article II
The Notes

Section 2.01. Forms Generally. The Notes and the Trustee’s certificate of authentication shall be in substantially the form set forth in Exhibit A hereto, and the notations of Guarantee shall be in substantially the form set forth in Exhibit B hereto. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officers executing such Notes as evidenced by their execution thereof.

The terms and provisions contained in the Notes (including the notations of Note Guaranties) shall constitute, and are hereby expressly made, a part of the Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

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The Certificated Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

The Notes shall be issued initially in the form of a Global Note, which shall be deposited with the Trustee, as Note Custodian. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the schedule attached to such Global Note or on other records of the Trustee, acting as Note Custodian.

Section 2.02. Form of Legend for Global Notes. Every Global Note authenticated and delivered under the Indenture shall bear the Global Note Legend in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Section 2.03. Title and Terms. The Notes shall be titled the “9.00% Senior Notes due 2024.” The Trustee shall authenticate the Notes to be authenticated and delivered under this Indenture on the Issue Date in an initial aggregate principal amount equal to $40,000,000, upon delivery of an Issuer Order.

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The Notes will mature on October 24, 2024. Interest on the Notes will accrue at the rate of 9.00% per annum and will be payable quarterly in cash on each Interest/Principal Payment Date to the Persons who are registered Holders of Notes at the close of business on the March 15, June 15, September 15 and December 15 (the “Regular Record Date”) immediately preceding the applicable Interest/Principal Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual Interest/Principal Payment Date. If an Interest/Principal Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest/Principal Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest/Principal Payment Date, and no additional interest will accrue as a result of such delayed payment.

Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts hereunder, shall thereafter bear interest payable solely in cash on demand, at a rate per annum equal to 3.00% plus the rate otherwise applicable to such Notes as provided in the preceding clauses of this Section 2.03.

Notwithstanding the foregoing, if the Notes have not be repaid in full on (i) the first anniversary of the Issue Date, the principal amount of the Notes shall be increased by $1,000,000 on such date, (ii) the second anniversary of the Issue Date, the principal amount of the Notes shall be increased by an additional $2,000,000 on such date, (iii) the third anniversary of the Issue Date, the principal amount of the Notes shall be increased by an additional $3,000,000 on such date and (iv) the fourth anniversary of the Issue Date, the principal amount of the Notes shall be increased by an additional $3,000,000 on such date, and in each case, the Issuer shall provide the Trustee a notice on the applicable anniversary date certifying that the Notes have not been repaid in full as of such anniversary date. Any increase of the principal amount of the Notes pursuant to this paragraph shall be referred to as a “Principal Increase”.

The Notes shall be redeemable as provided in Article III. The Notes shall have such other terms as are indicated in Exhibit A.

Section 2.04. Denominations. The Notes shall be issuable only in fully registered form without coupons and only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Section 2.05. Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile or other electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under the Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.

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At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of an Issuer Order, authenticate Notes for original issue in an aggregate principal amount specified in such Issuer Order. The Issuer Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated. The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in the Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of either of the Issuer.

Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in Exhibit A signed manually in the name of the Trustee by an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided in Section 2.15, for all purposes of the Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of the Indenture.

Section 2.06. Registration, Registration of Transfer and Exchange. The Issuer and the Guarantors shall maintain in the contiguous United States a registrar with an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and a paying agent with an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Register”) of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to the Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. A Subsidiary may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to any Global Notes.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Notes at the Corporate Trust Office of the Trustee.

Upon surrender for registration of transfer of any Note at the office of the Registrar, the Issuer shall execute and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of like tenor and aggregate principal amount.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

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Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed, by the Holder thereof or its attorney duly authorized in writing.

A reasonable service charge shall be made for any registration of transfer or exchange of any Notes, and the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed by law or the Indenture in connection with any registration of transfer or exchange of any Notes.

If the Notes are to be redeemed in part, the Issuer shall not be required (A) to issue, register the transfer of or exchange any Notes during a period of 15 days before a selection of Notes for redemption under Section 3.02, or (B) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. Further, the Issuer shall not be required to register the transfer of or exchange any Notes after a record date and on or before the next succeeding Interest/Principal Payment Date.

The provisions of clauses (a) through (d) below shall apply only to Global Notes:

(a) Each Global Note authenticated under the Indenture shall be registered in the name of the Depositary designated for such Global Note or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Note shall constitute a single Note for all purposes of the Indenture.

(b) Notwithstanding any other provision in the Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof, unless (i) such Depositary (A) has notified the Issuer that it is no longer willing or able to discharge its responsibilities properly as Depositary for such Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Issuer has not appointed a qualified successor within 90 days, (ii) an Event of Default has occurred and is continuing and the Depositary has notified the Issuer and the Trustee of its desire to exchange such Global Note for Certificated Notes or (iii) subject to the Depositary’s rules, the Issuer, at its option, has elected to terminate the book-entry system through the Depositary.

(c) Subject to clause (b) above, any exchange of a Global Note for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Note or any portion thereof shall be registered in such names as the Depositary for such Global Note shall direct.

(d) Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Note or any portion thereof, whether pursuant to this Section or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Note, unless such Note is registered in the name of a Person other than the Depositary for such Global Note or a nominee thereof.

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Section 2.07. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, on the Notes, and will notify the Trustee of any default by the Issuer or the Guarantors in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than a Subsidiary) shall have no further liability for the money. If a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.08. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest/Principal Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA Section 312(a).

Section 2.09. Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Issuer Order, shall authenticate a replacement Note (accompanied by a notation of the Note Guaranties duly endorsed by the Guarantors) if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Issuer to protect the Issuer, the Guarantors, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and the Guarantors and shall be entitled to all of the benefits of the Indenture equally and proportionately with all other Notes duly issued hereunder. The provisions of this Section 2.09 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of mutilated, destroyed, lost or stolen Notes.

Section 2.10. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interests in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.11 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of an Issuer holds the Note.

If a Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

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If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer or a Subsidiary or an Affiliate of the Issuer) holds, on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, by any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

Section 2.12. Payment of Interest; Interest Rights Preserved. At the Holder’s expense, if a Holder of Certificated Notes having an aggregate principal amount of more than $5,000,000 has given wire transfer instructions to that Holder’s U.S. dollar account within the United States to the Issuer, the Issuer will make all payments of principal of, premium, if any, and interest on the Notes in accordance with those instructions or, if no instructions are given, by check mailed to such Holder at its registered address as it appears in the Registrar. All other payments in respect of the Notes shall be made at the office or agency of the Paying Agent in the contiguous United States; provided that the Issuer may, at its option, make such payments by check mailed to the Holders at their registered address as it appears in the Register.

The Issuer shall pay principal of, premium, if any, and interest on the Global Notes registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Notes.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest/Principal Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest.

If any of the Issuer or any Guarantor defaults in a payment of interest on the Notes, it or they (to the extent of their obligations under the Note Guaranties) shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 2.03 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note, the special record date and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon written request of the Issuer made at least 3 Business Days prior to the date on which such notice is to be sent, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

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Subject to the foregoing provisions of this Section, each Note delivered under the Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Guarantors, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of, and any premium and (subject to Section 3.07) any interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Guarantors, the Trustee nor any of their respective agents shall be affected by notice to the contrary. Without limiting the generality of the foregoing, a Holder, including the Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

Section 2.14. Temporary Notes. Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Issuer Order, shall authenticate temporary Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Guarantors). Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of an Issuer Order, shall authenticate Certificated Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Guarantors) in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of the Indenture.

Section 2.15. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, upon receipt of an Issuer Order, and no one else, shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall treat such canceled Notes in accordance with its documents retention policies. The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

Section 2.16. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.17. Global Securities. Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

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Section 2.18. CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if it does so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” numbers. The Notes will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

Section 2.19. Standstill Agreement. Each Holder, by its acceptance of the Notes and the Note Guaranties, consents and agrees to all of the terms and provisions of the Standstill Agreement, authorizes the Trustee to enter into the Standstill Agreement and agrees to be bound by the terms of the Standstill Agreement.

Article III
Redemption and Prepayment of Notes

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days (unless a shorter period is acceptable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officer’s Certificate setting forth (a) the paragraph of the Notes or Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed, (d) the redemption price and (e) whether the Issuer requests the Trustee to give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereby be void and of no effect.

Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a) if the Notes are listed for trading on a national securities exchange and a Responsible Officer of the Trustee actually knows of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are so listed; or

(b) if the Notes are not so listed or there are no such requirements, on a pro rata basis (or, in the case of Global Notes, the Trustee will select Notes for redemption in accordance with Depositary’s applicable procedures).

No Notes of $1,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.

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Section 3.03. Notice of Redemption. At least 15 days but not more than 60 days before a redemption date, the Issuer shall give or cause to be given, by first class mail (or electronically in the case of Global Notes), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with Discharge.

The notice shall identify the Notes to be redeemed (including CUSIP numbers) and shall state:

(a) the redemption date;

(b) the redemption price (if then determined and otherwise the basis for its determination);

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption (other than a Global Note) must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) any conditions to redemption; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuer shall modify such notice to the extent necessary to accord with the applicable procedures of the Depositary applicable to redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, as provided in Section 3.01, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption without a condition become irrevocably due and payable on the redemption date at the redemption price.

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Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Issuer’s discretion, be given prior to a transaction or event specified in this Indenture (including Section 3.07) and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

If a redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. The Issuer will provide the Trustee with notice of the satisfaction or waiver of such conditions, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Holders in the same manner that the related notice of redemption was given to such Holders.

Section 3.05. Deposit of Redemption Price. Not later than 12:00 p.m., New York City time, on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.07 hereof) money sufficient to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed after a Regular Record Date but on or prior to the related Interest/Principal Payment Date, then any accrued and unpaid interest to, but excluding the redemption date, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 2.03 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note (accompanied by a notation of the Note Guaranties duly endorsed by the Guarantors) equal in principal amount to the unredeemed portion of the Note surrendered.

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Section 3.07. Optional Redemption. The Issuer may redeem all or, from time to time, a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest/Principal Payment Date).

The Issuer may also redeem all of the Notes at the time, at the redemption price and subject to the conditions set forth in Section 4.06(e).

Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Principal Payments. In addition to repurchase offers required to be made pursuant to Sections 4.06 and 4.07 hereof, the Issuer shall make a mandatory prepayment of the principal of the Notes of $2,000,000 on each Interest/Principal Payment Date, which principal shall be applied to the Notes on a pro rata basis; provided that, in the case of Holders of securities entitlements with respect to a Global Note, any such principal payment shall be allocated to clearing system participants in accordance with the Depositary’s customary practices.

Section 3.09. Offer to Purchase by Application of Net Proceeds. In the event that, pursuant to Section 4.07 hereof, the Issuer shall be required to commence a pro rata offer (an “Offer to Purchase”) to all Holders to purchase Notes, it shall follow the procedures specified below.

The Offer to Purchase shall remain open for a period of at least 30 days following its commencement but no longer than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.07 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered and not withdrawn in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Offer to Purchase, the Issuer shall send, by first class mail (or in the case of Global Notes, in accordance with procedures of the Depositary), a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(a) that the Offer to Purchase is being made pursuant to this Section 3.09 and Section 4.07 hereof and the length of time the Offer to Purchase shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Note not validly tendered or accepted for payment shall continue to accrue interest;

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(d) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(e) [Reserved];

(f) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(g) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof, shall be purchased), except that any Notes represented by a Global Note will be selected by such method as DTC or its nominee may require; and

(h) that Holders whose Notes were purchased only in part shall be issued new Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Guarantors) equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis (or such method as DTC or its nominee may require) to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered and not properly withdrawn pursuant to the Offer to Purchase, or if less than the Offer Amount has been validly tendered and not properly withdrawn, all Notes so tendered and not withdrawn, shall deposit by 12:00 p.m., New York City time, with the Paying Agent or Depositary an amount equal to the purchase price in respect of all Notes or portions thereof accepted for payment, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. Upon surrender and cancellation of a Certificated Note that is purchased in part, the Issuer shall promptly issue and the Trustee, upon receipt of an Issuer Order, shall authenticate and deliver to the surrendering Holder of such Certificated Note a new Certificated Note equal in principal amount to the unpurchased portion of such surrendered Certificated Note; provided that each such new Certificated Note shall be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. With respect to a Global Note that is purchased in part pursuant to an Offer to Purchase, the Trustee shall make an endorsement thereon to reduce the principal amount of such Global Note to an amount equal to the unpurchased portion of such Global Note, as provided in Section 2.06 hereof. The Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Issuer Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer, a Depositary, if appointed by the Issuer or Paying Agent, as applicable, to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

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Article IV
COVENANTS

Section 4.01. Payment of Notes. The Issuer shall duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on the Notes at the respective times and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or any Guarantor thereof, holds as of 12:00 p.m., New York City Time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Each Issuer shall pay interest on overdue principal or premium, if any, at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate specified therefor in the Notes.

Section 4.02. Maintenance of Office or Agency. The Issuer shall maintain in the United States (in or outside such place of payment) an office or agency where the Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and the Indenture may be served. Initially, such office or agency shall be the Corporate Trust Office of the Trustee, except that the office or agency where such notices and demands to or upon the Issuer may be served shall be the office of the Trustee indicated in Section 13.01 hereof. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all presentations, surrenders, notices and demands; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for the purpose of service of legal process against the Issuer or any Guarantor.

The Issuer may also from time to time designate different or additional offices or agencies to be maintained for such purposes (in or outside such place of payment), and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligations described in the preceding paragraph. The Issuer shall give prompt written notice to the Trustee of any such additional designation or rescission of designation and any change in the location of any such different or additional office or agency.

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Section 4.03. Compliance Certificate; Notices. (a) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after December 31, 2019 and within 60 days after the end of each fiscal quarter of the Issuer ending after March 31, 2020, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers of the Issuer with a view to determining whether each obligor on such Notes has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to his knowledge each obligor on such Notes has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof, without regard to any requirement of notice required by the Indenture (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which such Officer may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) Notices. The Issuer shall deliver to the Trustee promptly, and in any event with respect to (i) below within ten (10) Business Days and otherwise within five (5) days, after any Officer obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Issuer proposes to take with respect thereto unless such Default or Event of Default is waived or cured within such ten Business Day period (it being understood that any delivery of a notice of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice);

(ii) the commencement of, or any other material development concerning any litigation, governmental or regulatory proceeding, environmental matter or labor matter pending against the Issuer or any Subsidiary;

(iii) a material change in the accounting or reporting practices of the Issuer or any Subsidiary;

(iv) the occurrence of any event that constitutes a material adverse change;

(v) except as allowed under this Indenture, the sale or disposition of any property, the sale or issuance of any equity interests and the incurrence of any Debt; and

(vi) the occurrence of any ERISA Event, which notice shall specify the nature thereof.

Section 4.04. Taxes. So long as any of the Notes are outstanding, the Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Issuer or any of its Subsidiaries or upon the income, profits or property of the Issuer or any of its Subsidiaries, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Issuer or any other obligor on the Notes to perform its obligations hereunder, (b) any Taxes imposed on the Trustee, any Holder, or any beneficial owner of Notes under the laws of the Navajo Nation that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to the Note Documents, and (c) all lawful claims for labor, materials and supplies which, if unpaid, would by law become a Lien upon the property of the Issuer or any of its Subsidiaries, except for any Lien permitted to be incurred under the terms of the Indenture, if failure to pay or discharge the same could reasonably be expected to have a material adverse effect on the ability of the Issuer or any other obligor on the Notes to perform its obligations hereunder; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. The Issuer represents and warrants that no Taxes are or will be imposed on the Trustee, Holders, or beneficial owners of Notes under the laws of the Navajo Nation as in effect as of the date hereof in respect of any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to the Note Documents.

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Section 4.05. Stay, Extension and Usury Laws. Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and each of the Issuer and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.06. Change of Control. If a Change of Control occurs, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer to Purchase”). The Issuer shall make a Change of Control Offer to Purchase all outstanding Notes at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest/Principal Payment Date; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this covenant in the event that (i) prior to the requirement to commence the Change of Control Offer to Purchase the Issuer has given the notice to exercise its right to redeem all the Notes under the terms described in Section 3.07 and redeemed the Notes in accordance with such notice or (ii) a third party makes the Change of Control Offer to Purchase in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer to Purchase made by the Issuer and purchases all Notes properly tendered and not withdrawn under the offer. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer to Purchase under this Section 4.06. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.06, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue of such compliance.

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Section 4.07. Asset Sales and Extraordinary Receipts. (a) The Issuer shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless the following conditions are met:

(i) The Asset Sale is for at least Fair Market Value (measured at the time of contractually agreeing to such Asset Sale).

(ii) At least 75% of the aggregate consideration received by the Issuer or its Subsidiaries for such Asset Sale and all other Asset Sales since the Issue Date consists of cash or Cash Equivalents. For purposes of this clause (ii), each of the following shall be considered to be cash or Cash Equivalents:

(A) the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Issuer’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the Notes) of the Issuer or a Subsidiary pursuant to operation of law or a customary novation or assumption agreement;

(B) [Reserved];

(C) instruments, notes, securities or other obligations received by the Issuer or such Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Issuer or such Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received; and

(D) any Designated Non-cash Consideration received by the Issuer or such Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed $5,000,000 (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Within 120 days after the receipt of any Net Cash Proceeds from an Asset Sale or Extraordinary Receipts, the Issuer or a Subsidiary may apply such Net Cash Proceeds at its option:

(i) to permanently repay Senior Secured Debt of the Issuer or any Guarantor and, in the case of a revolving credit, permanently reduce the commitments thereunder by such amount, or

(ii) to acquire Additional Assets or to acquire capital assets in a Permitted Business.

A binding commitment to make an acquisition referred to in clause (i) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 60 days after the earlier of the making of such commitment and the end of the 60-day period referred to in the first sentence of this Section 4.07(b) and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

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(c) The Net Cash Proceeds of an Asset Sale or Extraordinary Receipts not applied pursuant to clause (b) within 120 days of the Asset Sale or Extraordinary Receipts constitute “Excess Proceeds.” Excess Proceeds of less than $10,000,000 will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Issuer must, within 30 days, make an Offer to Purchase Notes having a principal amount equal to accumulated Excess Proceeds, rounded down to the nearest $1,000. The purchase price for the Notes will be 100% of the principal amount plus accrued interest to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest/Principal Payment Date). If the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis (with adjustments so that only Notes in multiples of $1,000 principal amount (and in a minimum amount of $1,000) will be purchased), except that any Notes represented by a Global Note will be selected by such method as DTC or its nominee may require. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture.

(d) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of Notes pursuant to an Offer to Purchase pursuant to this Section 4.07. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.07, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 or this Section 4.07 by virtue of such compliance.

Section 4.08. Restricted Payments. (a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Issuer’s Qualified Equity Interests) held by Persons other than the Issuer or any of its Subsidiaries;

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer held by Persons other than the Issuer or any of its Subsidiaries;

(iii) repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt (other than a payment of interest or principal at Stated Maturity thereof or the redemption, repurchase or other acquisition or retirement for value of any Subordinated Debt in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of such redemption, repurchase, acquisition or retirement); or

(iv) make any Investment other than a Permitted Investment (a “Restricted Investment”)

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

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The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date.

(b) The preceding provisions of this Section 4.08 shall not prohibit:

(i) [Reserved];

(ii) dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to the Issuer, to all holders of any class of Equity Interests of such Subsidiary a majority of which is held, directly or indirectly through Subsidiaries, by the Issuer;

(iii) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(iv) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Issuer in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Issuer or of a contribution to the common equity of the Issuer, including a contribution of the Capital Stock of the Issuer;

(v) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Issuer or a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Issuer;

(vi) any Investment acquired as a capital contribution to the Issuer, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Equity Interests of the Issuer;

(vii) cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award; and

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(viii) Restricted Payments in an aggregate amount not to exceed $10,000,000 since the Issue Date;

provided that, in the case of clause (viii), no Default has occurred and is continuing or would occur as a result thereof.

(c) For purposes of compliance with this Section 4.08, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Section 4.09. Incurrence of Debt and Issuance of Disqualified Stock. (a) The Issuer shall not, and shall not permit any of its Subsidiaries to, Incur any Debt or Disqualified Stock, and shall not permit any of its Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Subsidiaries held by the Issuer or a Subsidiary, so long as it is so held).

(b) Notwithstanding the prohibitions of Section 4.09(a), the Issuer and, to the extent provided below, any Subsidiary may Incur any of the following items of Debt or Disqualified Stock (collectively, “Permitted Debt”):

(i) Senior Secured Debt of the Issuer or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed $120,000,000;

(ii) Debt of the Issuer or any Subsidiary owed to the Issuer or any Subsidiary so long as such Debt continues to be owed to the Issuer or a Subsidiary and which, if the obligor is an Issuer or a Guarantor and if the Debt is owed to a Subsidiary that is neither an Issuer nor a Guarantor, is subordinated in right of payment to the Notes;

(iii) unsecured Debt in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(iv) Debt constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt (“Permitted Refinancing Debt”) in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that:

(A) in case the Debt to be refinanced is subordinated in right of payment to the Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes;

(B) either (1) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the average life of the new Debt is at least equal to the remaining average life of the Debt to be refinanced or (2) the new Debt does not have a Stated Maturity prior to the stated Maturity of the Notes, and the average life of the new Debt is at least equal to the remaining average life of the Notes; and

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(C) in no event may Debt of an Issuer be refinanced pursuant to this clause by means of any Debt of any Subsidiary that is not a Guarantor;

(v) Debt Incurred pursuant to clauses (i), (iii) and (xi) may not be refinanced pursuant to this clause (v) but Debt incurred pursuant to any other clause of this subsection (b) may be refinanced under this clause (v);

(vi) Bank Products Obligations and Permitted Hedging Agreements of the Issuer or any Subsidiary;

(vii) Debt of the Issuer or any Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Issuer or a Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(viii) Debt arising from agreements of the Issuer or any Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(ix) Debt outstanding as of the date of this Indenture, and Debt not to exceed $15,000,000 to be closed on or before November 30, 2019, and each such Debt secured by Issuer’s equipment;

(x) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xi) Debt in an amount not exceeding $35,000,000 incurred in connection with and the proceeds of which are used solely for the purchase of equipment to be used in the ordinary course of Issuer’s business;

(xii) Debt of the Issuer or any Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply or other arrangements;

(xiii) Indebtedness to the Arizona Public Service Company maturing on December 31, 2019 in a principal amount of $10,731,000;

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(xiv) Indebtedness for taxes assumed in connection with that certain asset purchase agreement dated on or about the Issue Date by and between Issuer and Cloud Peak Energy Inc; and

(xv) Indebtedness under the APS Note as in effect on the Issue Date.

Section 4.10. Liens. The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Debt other than Permitted Liens.

Section 4.11. Dividend and Other Payment Restrictions Affecting Subsidiaries. (a)Subject to provisions of Section 4.11(b) below, the Issuer shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to:

(i) pay dividends or make any other distributions on its Equity Interests to the Issuer or any other Subsidiary;

(ii) pay any Debt owed to the Issuer or any other Subsidiary;

(iii) make loans or advances to the Issuer or any other Subsidiary; or

(iv) transfer any of its property or assets to the Issuer or any other Subsidiary.

(b) The restrictions contained in Section 4.11(a) shall not apply to any encumbrances or restrictions:

(i) existing on the Issue Date in the Credit Agreement, the Indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(ii) existing pursuant to the Indenture, the Notes, the Note Guaranty or the other Note Documents;

(iii) existing under or by reason of applicable law, rule, regulation or order;

(iv) existing under any agreements or other instruments of, or with respect to:

(A) any Person, or the property or assets of any Person, at the time the Person is acquired by the Issuer or any Subsidiary;

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which encumbrances or restrictions (1) are not applicable to any other Person or the property or assets of any other Person and (2) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(v) of the type described in Section 4.11(a)(iv) arising or agreed to (A) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (B) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (C) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Issuer or any Subsidiary;

(vi) with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Subsidiary pending closing of such sale or disposition that is permitted hereunder;

(vii) [Reserved];

(viii) existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than those contained in the agreements governing the Debt being refinanced;

(ix) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;

(x) existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases that impose encumbrances or restrictions noted in Section 4.11(a)(iv) on the property so acquired or covered thereby;

(xi) existing pursuant to any Debt Incurred by, or other agreement of, a Foreign Subsidiary, which encumbrances or restrictions are customary for a financing or agreement of such type;

(xii) existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction; or

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(xiii) existing pursuant to any agreement or instrument relating to any Debt permitted to be Incurred subsequent to the Issue Date by Section 4.09 (A) if the encumbrances and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in the Credit Agreement in effect as of the Issue Date (as determined in good faith by the Issuer) or (B) such encumbrances and restrictions are, taken as a whole, no less favorable in any material respect to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Issuer), and the Issuer determines in good faith that such encumbrances and restrictions will not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they become due.

Section 4.12. Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Issuer or any Subsidiary (a “Related Party Transaction”), unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Issuer) to the Issuer or the relevant Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $3,500,000 must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution.

(c) The following items shall not be subject to the provisions of Section 4.12(a) and Section 4.12(b):

(i) any transaction between the Issuer and any of its Subsidiaries or between Subsidiaries of the Issuer;

(ii) the payment of reasonable and customary regular fees to directors of the Issuer who are not employees of the Issuer;

(iii) any Permitted Investment or any Restricted Payment permitted in Section 4.08;

(iv) any issuance of Equity Interests (other than Disqualified Equity Interests) of the Issuer;

(v) loans or advances to officers, directors or employees of the Issuer in the ordinary course of business of the Issuer or its Subsidiaries or Guarantees in respect thereof or otherwise made on their behalf (including payment on such Guarantees) but only to the extent permitted by applicable law, including the Sarbanes-Oxley Act of 2002 as if that law were applicable to the Issuer and its Subsidiaries;

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(vi) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Issuer or any of its Subsidiaries with officers and employees of the Issuer or any of its Subsidiaries that are Affiliates of the Issuer and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

(vii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Issuer as determined in good faith by the Issuer;

(viii) transactions arising under any contract, agreement, instrument or other arrangement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Issuer and its Subsidiaries than those in effect on the Issue Date;

(ix) [Reserved];

(x) transactions with any Affiliate in its capacity as a holder of Debt or Equity Interests; provided that such Affiliate owns less than a majority of the interests of the relevant class and is treated the same as other holders; and

(xi) payments to or from, and transactions with, any joint ventures or similar arrangements (including, without limitation, any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Issuer and its Subsidiaries, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered in by the Issuer and its Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand.

Section 4.13. Additional Guarantees; Supplemental Indenture. The Issuer shall cause each Domestic Subsidiary of the Issuer to provide a Note Guaranty on the Issue Date (and, in the case of any future Domestic Subsidiary, within 30 days of such entity becoming a Domestic Subsidiary). The Issuer shall cause each future Domestic Subsidiary, within 30 days of such entity becoming a Domestic Subsidiary, to execute a Supplemental Indenture in the form of Exhibit C hereto. Upon the execution and delivery by any Domestic Subsidiary of a Supplemental Indenture, such Person shall be referred to as a Guarantor and shall be and become a Guarantor hereunder, and each reference in this Indenture and the other Note Documents to Guarantor shall also mean and be a reference to such Guarantor.

Section 4.14. [Reserved]

Section 4.15. Preservation of Existence. The Issuer will and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect (a) their corporate existence and (b) their rights and authority, qualification, franchises, licenses and permits.

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Section 4.16. Insurance. The Issuer will, and will cause each of its Subsidiaries to, maintain insurance coverage (A) by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Issuer and its Subsidiaries as of the Issue Date (after giving effect to any self-insurance) or (B) as is customary, reasonable and prudent in light of the size and nature of the business as of any date after the Issue Date (after giving effect to any self-insurance).

Section 4.17. Consents. Neither the Issuer nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 4.18. Reports. So long as any Notes are outstanding the Issuer must provide the Trustee and Holders of the Notes with:

(a) as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Issuer, a copy of the audited consolidated balance sheet of the Issuer and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, and

(b) as soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly periods of each fiscal year of the Issuer, the unaudited consolidated balance sheet of the Issuer and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter and of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified in an Officer’s Certificate as being fairly stated in all material respects (subject to normal year-end adjustments).

Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this Section 4.18 shall be deemed cured (and the Issuer shall be deemed to be in compliance with this Section 4.18) upon furnishing or filing such information or report as contemplated by this Section 4.18 (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the Holders of the Notes under Article VI hereof if the principal and interest have been accelerated in accordance with the terms of Article VI hereof and such acceleration has not been rescinded or cancelled prior to such cure.

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Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.18 is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other Person’s compliance with any of its covenants hereunder or under the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). It is further understood that the Trustee shall not have any obligation whatsoever to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or any other Person’s compliance with this Section 4.18 or to determine whether or not such reports, information and documents have been made available to the Holders of the Notes.

Section 4.19. Maintenance and Ownership of Property. The Issuer will, and will cause each of the Subsidiaries to, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in reasonably good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted. The Issuer will, and will cause each of the Subsidiaries to, maintain good and marketable title to all of its properties, free and clear of all liens, other than liens permitted by Section 4.10.

Section 4.20. Compliance with Laws, etc. The Issuer will, and will require each of its Subsidiaries to, materially comply with all applicable statutes (including, without limitation, ERISA, Anti-Terrorism Laws, Anti-Corruption Laws and anti-money laundering laws), regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property.

Section 4.21. Fiscal Year. The Issuer will not change its fiscal year end from December 31.

Section 4.22. Books and Records. The Issuer shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in accordance with GAAP applied by Issuer on a consistent basis throughout the periods involved, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and material matters involving the assets and business of the Issuer or such Subsidiary, as the case may be.

Section 4.23. Compliance with Environmental Laws.

(a) The Issuer will, and will cause the Subsidiaries to, materially comply with all Environmental Laws applicable to either (i) the ownership, lease or use of all Real Property now or hereafter owned, leased or acquired by, or (ii) the respective businesses, activities or operations of the Issuer or such Subsidiary, as applicable.

(b) The Issuer will keep or cause to be kept, and will cause each of the Subsidiaries to keep or cause to be kept, all Real Property now or hereafter owned, leased or operated by the Issuer or such Subsidiaries, as applicable, free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c) Neither the Issuer nor any of its Subsidiaries, will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials, in, under, at or from on any Real Property now or hereafter owned, leased or operated by the Issuer or such Subsidiary, as applicable, or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in material compliance with and in a manner reasonable to mitigate material liabilities under applicable Environmental Laws.

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(d) The Issuer will, and will cause each of its Subsidiaries to, undertake any clean up, removal, remedial or other action required by applicable Environmental Law to remove and clean up any Hazardous Materials from any Real Property now or hereafter owned, leased or operated by the Issuer or such Subsidiary, in each case, in accordance with the requirements of applicable Environmental Laws applicable and in accordance with lawful orders of Governmental Authorities, except to the extent that the Issuer or such Subsidiary, as applicable, is contesting such requirement or order in good faith (as reasonably determined by management of the Issuer) and by appropriate proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP applied by Issuer on a consistent basis throughout the periods involved.

Section 4.24. [Reserved].

Section 4.25. Restrictions on Amendments of Organizational Governance Documents. Neither the Issuer nor any of the Guarantors shall amend, modify or change its articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or bylaws (or the equivalent organizational documents), as applicable, in a manner materially adverse to the Holders of the Note.

Section 4.26. Capital Expenditures. The Issuer will not, nor will it permit any of its Subsidiaries to, make Capital Expenditures in excess of $50,000,000 in the aggregate in each fiscal year.

Article V

SUCCESSORS

Section 5.01. Merger, Consolidation, or Sale of Assets. (a) The Issuer will not: (x) consolidate or merge with or into any Person; or (y) sell, convey, transfer or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person unless:

(i) either (x) the Issuer is the continuing Person or (y) the resulting, surviving or transferee Person (the “Surviving Company”) is a corporation, partnership (including a limited partnership), trust or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other agreement or supplement, as applicable) all of the obligations of its predecessor under the Indenture, the Notes, the Note Guaranties and the other Note Documents, as applicable;

(ii) immediately after giving effect to the transaction, no Default has occurred and is continuing; and

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(iii) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (or other agreement or instrument, as applicable) (if any) comply with the Indenture and that such supplemental indenture (or such other agreement or instrument, as applicable) (if any) has been duly authorized, executed and delivered and constitutes a valid and legally binding and enforceable obligation of the Surviving Company, subject to customary exceptions;

provided, that clauses (ii) and (ii) shall not apply (A) to the consolidation, merger, sale, conveyance, transfer or other disposition of the Issuer with or into a Wholly Owned Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Wholly Owned Subsidiary with or into the Issuer or (B) if, in the good faith determination of the Board of Directors of the Issuer, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of formation or incorporation of the Issuer.

(b) The Issuer shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, the Notes, the Note Guaranties and the other Note Documents, as applicable, with the same effect as if such Successor Company had been named as the Issuer in the Indenture. Upon any such substitution, except for its sale, conveyance, transfer or disposition of less than all its assets, the Issuer will be released from its obligations under the Indenture, the Notes and the other Note Documents.

(d) No Guarantor may

(i) consolidate or merge with or into any Person, or

(ii) sell, convey, transfer or otherwise dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Person, in each case of subparts (i) and (ii), unless:

(A) the other Person is the Issuer or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other agreement or instrument, as applicable) all of the obligations of the Guarantor under its Note Guaranty and the other Note Documents; and (2)immediately after giving effect to the transaction, no Default has occurred and is continuing; or

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(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Subsidiary) in a transaction or other circumstance that does not violate the Indenture.

Section 5.02. Successor Entity Substituted. (a) Upon the consummation of any transaction effected in accordance with Section 5.01, if the Issuer is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, the Notes, the Note Guaranties and the other Note Documents, as applicable, with the same effect as if such Successor Company had been named as the Issuer in the Indenture or the relevant Note Document. Upon any such substitution, except for its sale, conveyance, transfer or disposition of less than all its assets, the Issuer will be released from its obligations under the Indenture, the Notes and the other Note Documents.

(b) If a surviving entity shall have succeeded to and been substituted for an Issuer, such surviving entity may cause to be signed, and may issue either in its own name or in the name of the applicable Issuer prior to such succession any or all of the Notes issuable hereunder which theretofore shall not have been signed by such Issuer and delivered to the Trustee; and, upon the order of such surviving entity, instead of such Issuer, and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the Officers of such Issuer to the Trustee for authentication, and any Notes which such surviving entity thereafter shall cause to be signed and delivered to the Trustee for that purpose (in each instance with notations of Note Guaranties thereon by the Guarantors). All of the Notes so issued and so endorsed shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued and endorsed in accordance with the terms of the Indenture and the Note Guaranties as though all such Notes had been issued and endorsed at the date of the execution hereof.

(c) In case of any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued or the notations of Note Guaranties to be endorsed thereon as may be appropriate.

(d) For all purposes of the Indenture and the Notes, upon such transaction or series of transactions described in the foregoing clause (c), all Debt, and all Liens on property or assets, of any surviving entity (other than the Issuer) and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

Article VI
DEFAULTS AND REMEDIES

Section 6.01. Events of Default. Each of the following is an “Event of Default”:

(a) the Issuer defaults in the payment of the principal (and premium, if any) of any Note when the same becomes due and payable at final maturity, upon acceleration or redemption, on an Interest/Principal Payment Date, or otherwise (other than pursuant to an Offer to Purchase or a Change of Control Offer to Purchase);

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(b) the Issuer defaults in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days;

(c) the Issuer fails to make a Change of Control Offer to Purchase or an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.06 or Section 4.07 or the Issuer or any Guarantor fails to comply with Section 5.01;

(d) the Issuer defaults in the performance of or breach any other of its covenants or agreements in the Indenture, under the Notes or under the other Note Documents (other than a default specified in clause (a), (b) or (c) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with Section 4.18) after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of 35% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any Debt of the Issuer or any of its Significant Subsidiaries having an outstanding principal amount of $5,000,000 or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(f) one or more final judgments or orders for the payment of money are rendered against the Issuer or any of its Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed 5,000,000 (in excess of amounts which the Issuer’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g) the Issuer or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is not paying its material debts as they become due;

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(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case,

(ii) appoints a custodian of the Issuer or any Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary, or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(i) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty, or

(j) Any ERISA Event shall have occurred.

Section 6.02. Acceleration. If any Event of Default (other than an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 35% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof occurs with respect to the Issuer, the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(e) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, without any action by the Trustee or the Holders, if the Event of Default or payment default triggering such Event of Default pursuant to Section 6.01(e) shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

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Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except as provided in Section 6.02 and Section 9.02. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, including taking any action or declining to take any action under the Standstill Agreement. However, the Trustee may refuse to follow any direction that conflicts with law, the Indenture or the other Note Documents or the Standstill Agreement, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes not joining in the giving of such direction (it being understood that the Trustee has no affirmative duty to determine whether or not such direction is unduly prejudicial to such Holders) or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders of Notes. The Trustee shall not be obligated to take any action at the direction of Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee.

Section 6.06. Limitation on Suits. A Holder of a Note may not institute any proceeding, judicial or otherwise, with respect to the Indenture, the Notes or the other Note Documents, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, the Notes or the other Note Documents, unless:

(a) the Holder of a Note has previously given to the Trustee written notice of a continuing Event of Default;

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(b) the Holders of at least 35% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to institute proceedings in respect of the Event of Default in its own name as Trustee under the Indenture;

(c) such Holder of a Note or Holders of Notes have offered and, if requested, have provided to the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that is inconsistent with such written request.

A Holder of a Note may not use the Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee has no affirmative duty to determine whether or not such use prejudices the rights of, or results in a preference or priority over, such Holder).

Section 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of the Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any or interest on its Note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee is authorized to recover a judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer or any of the Guarantors (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

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Section 6.10. Priorities. To the extent applicable, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: to the Trustee, the Agents, and their agents and attorneys for amounts due under Section 7.07 and Section 10.08 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third: to the Issuer or the Guarantors or to such other party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 35% in aggregate principal amount of the then outstanding Notes.

Article VII
TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise that a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

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(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of the Indenture and the Trustee needs to perform only those duties that are specifically set forth in the Indenture and no others, and no implied covenants or obligations shall be read into the Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of the Indenture (but need not confirm or investigate the accuracy of any such certificates and opinions, including mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subsection (c) does not limit the effect of subsection (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to any provision of the Indenture relating to the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under the Indenture.

(d) Whether or not therein expressly so provided, every provision of the Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of the Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

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Section 7.02. Rights of Trustee. (a) Subject to the provisions of Section 7.01(a) hereof, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinion.

(b) Before the Trustee acts or refrains from acting in the administration of the Indenture, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may execute any of its trusts or powers or perform any duties under the Indenture either directly by or through agents or attorneys, and may in all cases pay, subject to reimbursement as provided herein, such reasonable compensation as it deems proper to all such agents and attorneys employed or retained by it, and the Trustee shall not be responsible for any misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by the Indenture or any other Note Documents.

(e) Unless otherwise specifically provided in the Indenture, any demand, request, direction or notice from the Issuer or any Guarantor shall be sufficient if signed by an Officer of the Issuer or by an Officer of such Guarantor (in the case of such Guarantor).

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture or any other Note Documents at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the claims, costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee is not required to make any inquiry or investigation into facts or matters stated in any document but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee determines to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee is not required to take notice or shall not be deemed to have notice of any Default or Event of Default hereunder except, if the Trustee is also the Paying Agent, Defaults or Events of Default under Section 6.01(a) or Section 6.01(b) hereof, unless a Responsible Officer of the Trustee has actual knowledge thereof or has received notice in writing of such Default or Event of Default from the Issuer or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding and such notice references the Notes and this Indenture, and in the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

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(i) The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under the Indenture.

(j) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Note Guaranties.

(k) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than the aggregate principal amount of Notes outstanding required to take any action hereunder, the Trustee, may refrain from following such requests until such conflict or inconsistency is resolved and shall have no liability for so refraining.

(l) The Trustee’s immunities and protections from liability, its right to indemnification in connection with the performance of its duties under the Indenture and the other Note Documents, and all other rights afforded under this Section 7.02 shall extend to the Trustee’s officers, directors, agents, attorneys and employees and each Agent. Such immunities and protections and right to indemnification, together with the Trustee’s right to compensation, shall survive the Trustee’s resignation or removal, the discharge of the Indenture and final payments of the Notes.

(m) The permissive right of the Trustee to take actions permitted by the Indenture shall not be construed as an obligation or duty to do so.

(n) Except for information provided by the Trustee concerning the Trustee, the Trustee shall have no responsibility for any information and any offering memorandum, disclosure material or prospectus distributed with respect to the Notes.

(o) The Trustee shall not be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding as to the time, method, and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by the Indenture.

(p) Subject to Section 7.01(d), whether or not therein expressly so provided, every provision of the Indenture relating to the conduct of, or affecting the liability of, or affording protection to the Trustee shall be subject to the provisions of this Section 7.02.

(q) Any action taken, or omitted to be taken, by the Trustee in good faith, pursuant to the Indenture upon the request or authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the Holder of any Note shall be conclusive and binding upon all future Holders of that Note and upon securities executed and delivered in exchange therefore or in place thereof.

(r) In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

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Section 7.03. Individual Rights of Trustee. The Trustee may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Affiliate of the Trustee or Agent may do the same with like rights and duties. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Trustee is also subject to Section 7.10 and Section 7.11 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Indenture, the Notes, the Note Guaranties or any other Note Document, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of the Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to the Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and is known to the Trustee (as provided in Section 7.02(h)), the Trustee shall send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs or, if later, after the Default or Event of Default is known to the Trustee (as provided in Section 7.2(h)), unless the Default or Event of Default has been cured. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06. Reports by Trustee to Holders of the Notes. Within 60 days after each October 1 beginning with the October 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07. Compensation and Indemnity. The Issuer and the Guarantors shall pay to the Trustee from time to time such compensation as shall be agreed upon in writing between the Issuer and the Trustee for its acceptance of the Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

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The Issuer and the Guarantors, jointly and severally, shall indemnify, defend and protect each of the Trustee, any successor Trustee, and each of their respective officers, directors, agents and employees for, and hold each of them harmless against any and all losses, damages, claims, liabilities or expenses (including reasonable attorneys’ fees and expenses and taxes (other than taxes based upon, measured by or determined by the earnings or income of the Trustee) and court costs) incurred by it arising out of or in connection with the acceptance or administration of its duties under the Indenture, including the costs and expenses of enforcing the Indenture against either of the Issuer or any Guarantor (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer and the Guarantors of their obligations hereunder. The Issuer and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors shall pay the reasonable fees and expenses of such separate counsel; provided that the Issuer and the Guarantors will not be required to pay such fees and expenses if they assume the Trustee’s defense with counsel acceptable to and approved by the Trustee (such approval not to be unreasonably withheld) and there is no conflict of interest between the Issuer and the Trustee in connection with such defense. The Issuer and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld. None of the Issuer or the Guarantors need to reimburse the Trustee for any expense or indemnity against any liability or loss of the Trustee, to the extent such expense, liability or loss is attributable to the gross negligence or willful misconduct of the Trustee, as determined by a final, non-appealable order of a court of competent jurisdiction.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of the Indenture and resignation or removal of the Trustee.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien (which it may exercise through right of set-off) on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of the Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

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Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing at least thirty (30) days in advance of such removal. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer, any Guarantor or the Holders of Notes of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under the Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or association, the successor corporation or association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Issuer and the Holders of the Notes.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation or association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

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The Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(l) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements of such exclusion set forth in TIA Section 310(b)(l) are met. For purposes of the preceding sentence, the optional provision permitted by the second sentence of Section 310(b)(9) of the TIA shall be applicable.

Section 7.11. Preferential Collection of Claims Against Issuer. The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within their possession or control as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 7.13. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Article VIII
[reserved]

Article IX
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 of the Indenture, the Issuer and the Trustee, as applicable, may amend or supplement the Indenture, the Notes or the other Note Documents without notice to or consent of any Holder of a Note:

(a) to cure any ambiguity, defect, omission or inconsistency in the Note Documents;

(b) to comply with the requirements of Section 5.01;

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(c) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(d) to evidence and provide for the acceptance of an appointment by a successor Trustee;

(e) [Reserved];

(f) to provide for any Guarantee of the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of the Notes when such release, termination or discharge is permitted by the Indenture;

(g) to add one or more Guarantors pursuant to Section 4.13;

(h) [Reserved];

(i) [Reserved];

(j) [Reserved]; or

(k) to make any other change that does not materially and adversely affect the rights of any Holder of a Note.

Upon the request of the Issuer accompanied by a resolution of the management committee of the Issuer, authorizing the execution of any such amended or supplemental indenture or amendment or supplement to any Note Document, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental indenture, or any supplement or amendment to any Note Document, authorized or permitted by the terms of the Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture or amendment or supplement to such Note Document that affects its own rights, duties or immunities under the Indenture, the Note Documents or otherwise.

Section 9.02. With Consent of Holders of Notes. Except as provided below in this Section 9.02, the Issuer, the Trustee may amend or supplement the Indenture (including Sections 3.09, 4.06 and 4.07 hereof), the Notes and the other Note Documents with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

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Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such amended or supplemental indenture or amendment or supplement to any Note Document, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee, if applicable, of the documents described in Section 9.06 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture or amendment or supplement to any Note Document unless such amended or supplemental indenture or amendment or supplement to such Note Document affects the Trustee’s own rights, duties, liabilities or immunities under the Indenture or otherwise, in which case each of the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to such Note Document.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Subject to Section 6.04 and Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive future compliance in a particular instance by the Issuer with any provision of the Indenture or the Notes.

Notwithstanding other provisions of this Section 9.02, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non- consenting Holder):

(a) reduce the principal amount of or change the Stated Maturity of any installment of principal of any Note;

(b) reduce the rate of or change the Stated Maturity of any interest payment on any Note;

(c) reduce the amount payable upon the redemption of any Note or, in respect of an optional redemption, the times at which any Note may be redeemed;

(d) after the time an Offer to Purchase or a Change of Control Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(e) make any Note payable in money other than that stated in the Note;

(f) impair the right of any Holder of Notes to receive any principal payment or interest payment on such Holder’s Notes or Note Guaranty, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;

(g) make any change in the percentage of the principal amount of the Notes whose Holders must consent to an amendment or waiver;

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(h) modify or change any provision affecting the ranking of the Notes or any Note Guaranty in a manner materially adverse to the Holders of the Notes; or

(i) make any change in any Note Guaranty that would adversely affect the Holder of Notes.

Neither the Issuer nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 9.03. Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture, the Note Guaranties, or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

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Section 9.05. Notation or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee, upon receipt of an Issuer Order, shall authenticate new Notes (accompanied by a notation of the Note Guaranties duly endorsed by the Issuer and the Guarantors) that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture or amendment or supplement to a Note Document authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture or amendment or supplement to any Note Document, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate of the Issuer and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by the Indenture and the other Note Documents, that all conditions precedent to the execution and delivery of such amendments or supplements have been satisfied and that such amendments or supplements have been duly authorized, executed and delivered and constitute valid and legally binding and enforceable obligations of the Issuer and the Guarantors party thereto, subject to customary exceptions.

Section 9.07. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article IX, the Indenture or the Notes shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Article X
NOTE GUARANTIES

Section 10.01. Note Guaranties. Subject to the provisions of this Article X, each of the Guarantors hereby, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the other Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at the Stated Maturity or interest payment or mandatory repurchase date, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest on the Notes to the extent lawful, and all other Obligations of the Issuer to the Holders, the Trustee under the Indenture and the Notes, including any repurchase obligation resulting from a Change of Control, shall be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay or perform the same immediately. The Guarantors hereby agree that to the fullest extent permitted by applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture and the Notes, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. To the fullest extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Note Guaranty shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

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If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or Guarantors, any amount paid by any of them to the Trustee or such Holder, these Note Guaranties, to the extent theretofore discharged, shall be reinstated in full force and effect. Each of the Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of these Note Guaranties, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of these Note Guaranties. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under these Note Guaranties.

Section 10.02. Limitation of Guarantor’s Liability. Each Guarantor and, by its acceptance hereof, each Holder hereby confirms that it is its intention that the Note Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guaranties. To effectuate the foregoing intention, each such Person hereby irrevocably agrees that the Obligation of each Guarantor under its Note Guaranty under this Article X shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor that are relevant under such laws, and after giving effect to any rights to contribution of such Guarantor pursuant to any agreement providing for an equitable contribution among such Guarantor and other Affiliates of the Issuer of payments made by guarantees by such parties, result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent conveyance. Each Holder, by accepting the benefits hereof, confirms its intention that, in the event of bankruptcy, reorganization or other similar proceeding of any of the Issuer or any Guarantor in which concurrent claims are made upon a Guarantor hereunder, to the extent such claims shall not be fully satisfied, each such claimant with a valid claim against such Guarantor shall be entitled to a ratable share of all payments by such Guarantor in respect of such concurrent claims.

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Section 10.03. Execution and Delivery of Notations of Note Guaranties. To evidence the Note Guaranties set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of its Note Guaranty substantially in the form of Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee and that such Note Guaranty shall be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agree that the Note Guaranties set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guaranties. If an Officer whose signature is on the notation of Note Guaranties no longer holds that office at the time the Trustee authenticates the Note on which the notation of the Note Guaranties is endorsed, the Note Guaranties shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guaranties set forth in this Article X on behalf of the Guarantors.

Section 10.04. Releases. The Note Guaranty and all other obligations under the Indenture of a Guarantor will terminate and be released: (a) in connection with any sale or other disposition (including by way of consolidation or merger or otherwise) of the Guarantor or the sale or other disposition of all or substantially all the assets of the Guarantor (other than to a Subsidiary) in connection with a transaction or circumstance that does not violate the Indenture; or (b) upon a disposition of the majority of the Capital Stock of the Guarantor to a third Person in connection with a transaction or circumstance that does not violate the Indenture; or (c) upon a liquidation or dissolution of the Guarantor so long as no Default occurs as a result thereof; or (d) [reserved]; or (e) upon satisfaction and discharge of the Indenture pursuant to Article XII hereof.

Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made in accordance with the provisions of the Indenture, including without limitation Section 4.07 hereof, or such Note Guaranty is to be released pursuant to the provisions of the preceding paragraph and the documents required by Section 13.04, the Trustee shall execute any documents reasonably requested by the Issuer in order to evidence the release of any Guarantor from all of its obligations under its Note Guaranty and the Indenture. Any Guarantor not released from its obligations under its Note Guaranty shall remain liable for the full amount of principal of and interest on the Notes and for the other Obligations it has guaranteed pursuant to this Article X.

Section 10.05. “Trustee” to Include Paying Agent. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Issuer and be then acting hereunder, the term “Trustee” as used in this Article X shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article X in place of the Trustee.

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Article XI
[REserved]

Article XII
SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge. The Indenture and the other Note Documents shall upon an Issuer Order cease to be of further effect (except for the Issuer’s obligations under Section 7.07 and Section 12.03 hereof, the Issuer’s rights of optional redemption under Article III hereof, and the Trustee’s and the Paying Agent’s obligations under Section 12.02 and Section 12.03 hereof and except as provided in the penultimate paragraph of this Section 12.01) and the Trustee, at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging satisfaction and discharge of the Indenture and the other Note Documents when

(a) either

(i) all Notes theretofore authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09 and (B) Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent and thereafter paid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all such Notes not theretofore delivered to the Trustee for cancellation

(A) have become due and payable;

(B) shall become due and payable at their Stated Maturity within one year by reason of the giving of a notice of redemption or otherwise, or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer,

and the Issuer or any Guarantor, in the case of clause (A), (B) or (C) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(b) the Issuer or any Guarantor has paid or caused to be paid all sums then due and payable hereunder by the Issuer;

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(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and

(d) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture and the other Note Documents (“Discharge”) have been satisfied.

Notwithstanding the satisfaction and discharge of the Indenture, the Issuer’s obligations in Sections 2.06, 2.07, 2.09, 2.14, 4.02, 7.07, 7.08, 12.02, 12.03, and Section 12.04, and the Trustee’s and Paying Agent’s obligations in Section 12.03 shall survive until the Notes are no longer outstanding. Thereafter, only the Issuer’s obligations in Sections 7.07 and 12.03 shall survive.

In order to have money available on a payment date to pay principal (and premium, if any, on) or interest on the Notes, the U.S. Government Obligations shall be payable as to principal (and premium, if any) or interest at least one Business Day before such payment date in such amounts as shall provide the necessary money. The U.S. Government Obligations shall not be callable at the issuer’s option.

Section 12.02. Application of Trust. All money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and, at the written direction of the Issuer, be invested prior to maturity in U.S. Government Obligations, and applied by the Trustee in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for the payment of which money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 12.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Section 12.03. Repayment of the Issuer. The Trustee and the Paying Agent shall promptly pay to the Issuer upon a written request any excess money or securities held by them at any time.

Subject to applicable escheat laws, the Trustee and the Paying Agent shall notify the Issuer of, and pay to the Issuer upon written request, any money held by them for the payment of principal, premium, if any or interest that remains unclaimed for two years after the date upon which such payment shall have become due; provided that the Issuer shall have either caused (at the Issuer’s expense) notice of such payment to be sent to each Holder of the Notes entitled thereto no less than 30 days prior to such repayment or within such period shall have published (at the Issuer’s expense) such notice in a financial newspaper of widespread circulation published in The City of New York, including, without limitation, The Wall Street Journal (national edition). After payment to the Issuer, Holders entitled to the money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease. In the absence of a written request from the Issuer to return unclaimed funds to the Issuer, the Trustee shall from time to time deliver all unclaimed funds to or as directed by applicable escheat authorities, as determined by the Trustee in its sole discretion, in accordance with the customary practices and procedures of the Trustee.

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Section 12.04. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court of governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and Guarantors’ Obligations under the Indenture or the Notes and the Note Guaranties, as applicable, shall be revived and reinstated as though no deposit has occurred pursuant to Section 12.01 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 12.02; provided, however, that if the Issuer or the Guarantors have made any payment of interest or premium, if any, on or principal of any Notes because of the reinstatement of their Obligations, the Issuer or such Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XIII
MISCELLANEOUS

Section 13.01. Notices. Any notice or communication by the Issuer, the Trustee or the Paying Agent to the others is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or any Guarantor:

Navajo Transitional Energy Company, LLC

4801 N. Butler Ave., Bldg. 200

Farmington, New Mexico 87401

Attn: Clark Moseley, Chief Executive Officer

Email: clark.moseley@navajo-tec.com

With a copy to:

Parsons Behle & Latimer

Attn: Nora R. Pincus

201 South Main Street, Suite 1800

Salt Lake City, Utah 84111

Telephone: (801) 536-6984

Fax: (801) 536-6111

Email: NPincus@parsonsbehle.com

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If to the Trustee:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: NTEC 9.00% Senior Notes due 2024

If to the Paying Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: NTEC 9.00% Senior Notes due 2024

The Issuer, any Guarantor, the Trustee or the Paying Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notwithstanding the foregoing, notices to any of the Trustee and any Agent shall be delivered upon actual receipt by the Trustee and such Agent.

Any notice or communication to a Holder of a Certificated Note shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication to the Holder of a Global Note shall be given in accordance with the applicable procedures of the Depositary. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If either of the Issuer gives a notice or communication to Holders, it shall give a copy to the Trustee and each Agent at the same time.

Section 13.02. Communication by Holders of Notes with Other Holders of Notes. The Trustee is subject to TIA Section 312(b), and Holders may communicate pursuant thereto with other Holders with respect to their rights under the Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

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Section 13.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under the Indenture, the Issuer or such Guarantors shall furnish to the Trustee:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in the Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer or any Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Issuer or such Guarantor stating that the information with respect to such factual matters is in possession of the Issue or such Guarantor, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate of opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under the Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(a) a statement that the person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

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Section 13.05. No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse Against General Partner. No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or such Guarantor under the Indenture, the Notes, any Note Guaranty or any other Note Document or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06. No Adverse Interpretation of Other Agreements. The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any Subsidiary of the Issuer or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret the Indenture.

Section 13.07. Successors. All agreements of the Issuer and the Guarantors in the Indenture and the Notes and the Note Guaranties shall bind their respective successors. All agreements of the Trustee in the Indenture shall bind its successors. Any act or proceeding pursuant to any provision of the Indenture authorized or required to be done or performed by any board, committee or officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any successor.

Section 13.08. Counterpart Originals. The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.09. Indenture and Notes to Be Construed in Accordance with the Laws of the State of New York; Waiver of Jury Trial. THIS INDENTURE, EACH NOTE AND THE NOTE GUARANTIES SHALL BE DEEMED TO BE NEW YORK CONTRACTS, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH OF THE ISSUER, EACH GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.10. Provisions Required by TIA to Control. If and to the extent that any provision of the Indenture limits, qualifies or conflicts with another provision included in the Indenture which is required to be included in an indenture qualified under the TIA by any of Sections 310 to 318, inclusive, of the TIA, such required provision shall control.

Section 13.11. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and any Paying Agent may make reasonable rules for their functions.

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Section 13.12. Waiver of Sovereign Immunity. In accordance with Navajo Nation Council Resolution No. CAP-20-13, as amended by Resolution No. CO-58-13, the Issuer waives its sovereign immunity from suit in accordance with and for the limited purposes described in this Section 13.12, namely for litigation proceedings in the forums and manners expressly designated in this Section 13.12 and arbitration. Nothing in this Indenture, and no waiver of the Issuer’s sovereign immunity pursuant to this Section shall be construed as a waiver of the sovereign immunity or exhaustion of tribal remedies by the Navajo Nation or any other instrumentality of the Navajo Nation, and no such waiver by the Issuer shall create any liability on the part of the Navajo Nation or any other instrumentality of the Navajo Nation for the debts and obligations of the Issuer, or shall be construed as a consent to the encumbrance or attachment of any property of the Navajo Nation or any other instrumentality of the Navajo Nation based on any action, adjudication or other determination of liability of any nature incurred by the Issuer. The acts and omissions of the Issuer, its directors, officers, employees and agents shall not create any liability, obligation or indebtedness either of the Navajo Nation or payable out of assets, revenues or income of the Navajo Nation. The Navajo Nation Council having authorized the Issuer to waive the Issuer’s sovereign immunity from suit, consents to suit in courts other than the courts of the Navajo Nation, and waives the requirement that Navajo Nation remedies be exhausted prior to such judicial or arbitral proceedings, and the Issuer agrees to dispute resolution in forums other than the courts of the Navajo Nation, as set forth in this Indenture. The Issuer further represents and agrees as follows:

(a) The Issuer expressly, unequivocally, and irrevocably waives its immunity from suit and irrevocably and unconditionally consents to the jurisdiction of, and agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Trustee or any Holder relating to this Indenture or any other Note Documents or the transactions relating hereto or thereto, in any forum other than, the United States District Court for the Southern District of New York and if such federal court does not have or declines jurisdiction, then in the courts of the State of New York sitting in New York City in the Borough of Manhattan, and any appellate courts to which any appeals from such federal and state courts are available (collectively, the “New York Courts”). Nothing in this Indenture shall affect the right that any party has to bring any action or proceeding relating to this Indenture or any other Note Document against the Issuer in the New York Courts and the Issuer expressly, irrevocably, and unconditionally waives its immunity from suit in such courts and irrevocably and unconditionally submits to the jurisdiction of each such court. Further, the Issuer agrees that a final judgment, arbitration award or order in any action, litigation or proceeding undertaken pursuant to this Section shall be conclusive and consents to and agrees that any action, litigation or proceeding to enforce any such final judgment, arbitration award or order against the Issuer may be enforced by the Trustee or any Holder in the New York Courts or the courts of the Navajo Nation, and the Issuer expressly, irrevocably and unconditionally submits to the jurisdiction of each such court.

(b) The Issuer irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Indenture or any other Note Document in any court referred to in clause (a) above. The Issuer agrees not to assert, and hereby waives, any defense alleging, improper venue or forum non conveniens with respect to any such court. The Issuer further waives any requirement that may exist for the exhaustion of remedies available in any court, tribunal or other forum of the Navajo Nation as a condition to the initiation of any proceeding in a New York Court, as provided in clause (a) above, and, in any event, the Issuer agrees not to directly or indirectly assert that there is any requirement for the exhaustion of remedies available in any court or forum of the Navajo Nation as a condition to the initiation of any proceeding in a New York Court, as provided in clause (a) above.

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(c) The Issuer expressly, unequivocally, and irrevocably waives its immunity from suit and consents to arbitration if so chosen by the Trustee or the Holders, meaning arbitration governed exclusively by the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules, including Procedures for Large, Complex Commercial Disputes and the Optional Rules for Emergency Measures of Protection, all as may be amended from time to time (collectively “AAA Rules”), unless inconsistent with the terms of this Indenture, as well as to judicial actions, in the courts set forth herein, to compel participation in arbitration, enjoin or stay arbitration, seek interim exigent equitable relief, challenge or vacate an arbitral award, or enforce an arbitral order or award pursuant to the terms and conditions of this Indenture, provided, however, that the legal seat of arbitration shall be New York, New York pursuant to this Section and submittal to arbitration shall not be deemed to be a waiver of the sovereign immunity of the Issuer beyond the limited waiver as otherwise provided under this Section, and that the arbitrator shall have no authority to expand or otherwise go beyond the limited waiver of sovereign immunity as provided in this Section.

(d) To the extent (i) arbitration must be compelled, enjoined or stayed, (ii) the Trustee or Holders seek interim exigent equitable relief, or (iii) an arbitral order or award is challenged or sought to be vacated or enforced, the Issuer consents to such judicial proceedings in the New York Courts.

(e) The Trustee and/or Holders may seek and obtain against the Issuer specific performance, money damages, injunctive relief (including interim exigent equitable and permanent injunctive relief), and any other remedies or relief provided by this Indenture or any other Note Document from the Issuer.

(f) The Issuer waives any benefits, rights, immunities, privileges, or limitations in or under any applicable Navajo Nation laws that would otherwise foreclose specific performance, injunctive relief (including interim exigent equitable and permanent injunctive relief), money damages, or any other remedies or relief from the Issuer pursuant to and in accordance with the terms and conditions of this Indenture.

(g) The Issuer waives any otherwise existing right or claim of right to require exhaustion of Navajo Nation or other tribal administrative or judicial remedies prior to exercise of the dispute resolution provisions of this Indenture, including with respect to any litigation proceedings, arbitration and ancillary litigation proceedings sought by the Trustee or Holders to compel arbitration, seek interim exigent equitable relief, challenge or vacate an arbitral award, or enforce an arbitral award, in the New York Courts.

(h) The Issuer’s waivers and consents to the jurisdiction of New York Courts as provided in this Section, are express, unequivocal, and irrevocable. The Issuer also waives any rights to have any dispute heard in a Navajo Nation tribunal, or in any Navajo Nation administrative or judicial body whatsoever, whether or not the same now exists or is hereinafter created.

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(i) The Issuer agrees and expressly, unequivocally, and irrevocably waives its sovereign immunity to have binding arbitration conducted pursuant to and in accordance with the AAA Rules and this Section, in the event arbitration is elected by the Trustee or the Holders.

(j) The Issuer agrees that a single lawsuit or arbitration proceeding is appropriate to the extent any dispute arising under this Indenture also implicates or arises under any other Note Document between the Issuer and the Trustee or the Holders, each of which contain comparable waivers and dispute resolution procedures.

(k) To the extent the Trustee or the Holders seek to compel arbitration, challenge an arbitral award, seek to vacate or enforce an arbitral award, or seek to preserve the status quo with interim exigent equitable relief pending completion of any arbitration proceedings, the Issuer clearly, expressly, unequivocally, and irrevocably consents to such judicial proceedings in the New York Courts.

(l) The Issuer agrees and expressly, unequivocally, and irrevocably waives its sovereign immunity for recourse, enforcement, and execution against any and all of the property of the Issuer, except in all cases to the extent prohibited by federal law, and this waiver shall survive the termination or expiration of this Indenture and remain effective until all applicable statutes of limitation run.

(m) The Issuer clearly, expressly, unequivocally, and irrevocably waives its sovereign immunity for disputes of the Trustee or the Holders with the Issuer, the Trustee’s or the Holders’ claims against the Issuer, or the Trustee’s or Holders’ causes of action against the Issuer, but only for the Trustee or Holders to enforce the Trustee’s or Holders’ rights in any dispute arising under or pertaining in any way to the rights and obligations of the Issuer pursuant to and in accordance with the terms and conditions of this Indenture and each other Note Document.

(n) The Issuer clearly, expressly, unequivocally, and irrevocably waives its sovereign immunity for the Trustee or Holders to seek to obtain from a judge of the New York Courts, or an arbitrator or arbitration panel if so elected by the Trustee or Holders, one or more of the following:

(i) interpretation of this Indenture or any other Note Document;

(ii) to make the Issuer perform a specific action the Issuer is obligated to perform pursuant to this Indenture or any other Note Document, or to make the Issuer discontinue some specific action the Issuer is precluded from performing pursuant to this Indenture or any other Note Document;

(iii) to require the Issuer to comply with the duties and obligations agreed to by the Issuer within this Indenture or any other Note Document;

(iv) to seek and obtain interim exigent equitable relief, including specific performance or injunctive relief from the Issuer pursuant to and in accordance with the express terms and conditions of this Indenture or any other Note Document prior to arbitration; and

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(v) to seek and obtain specific performance, monetary damages, injunctive relief, and any other remedies or relief from the Issuer in accordance with the terms and conditions of this Indenture or any other Note Document.

(o) The Issuer agrees that the New York Courts are courts of competent jurisdiction under this Indenture. The Issuer hereby voluntarily submits to the jurisdiction of the New York Courts. The Issuer shall be bound by and not disturb or otherwise interfere with any final judgment of any New York Court.

Section 13.13. Severability. In case any provision in the Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14. Table of Contents, Headings, etc. The Table of Contents, Cross- Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.15. Arbitration. In the event the Trustee and/or any Holder elects to arbitrate any disputes with the Issuer arising out of, in relation to, or in connection with this Indenture or any other Note Document (each, a “Dispute”), the Issuer agrees to binding arbitration conducted pursuant to the AAA’s Rules, except as otherwise provided herein, with substantive resolution of any Disputes governed by the choice of law provided in this Indenture, subject to and conditioned by the following:

(a) Arbitration Notice. To initiate binding arbitration, the Holder or the Trustee, acting at the direction of the Holders, as applicable (the “Claimant”) shall provide a notice of arbitration (the “Arbitration Notice”) to the Issuer (the “Respondent”, and together with the Claimant, the “Arbitration Parties”), which Arbitration Notice shall include: (i) the designation of the Claimant’s arbitrator; and (ii) a reasonably detailed statement of the facts and theories supporting the Claimant’s claims. The Arbitration Notice shall be provided to the Issuer in accordance with the notice provisions of Section 12.01.

(b) Response to Arbitration Notice. Within thirty (30) calendar days of receipt of the Arbitration Notice (unless otherwise agreed to in writing by the Arbitration Parties), the Respondent shall provide the Claimant a response to the Arbitration Notice, which shall include: (i) the designation of the Respondent’s arbitrator; and (ii) a reasonably detailed statement of the facts and theories supporting the Respondent’s defenses and counterclaims. Neither the Arbitration Notice nor the response may seek the joinder of other entities to the arbitration proceeding or otherwise seek to consolidate any arbitration proceedings under this Indenture with any other arbitration or judicial proceedings, unless otherwise agreed by the Arbitration Parties. The Arbitration Parties agree that any arbitration shall only be binding as between the Arbitration Parties.

80

(c) Third Neutral Arbitrator. The two (2) arbitrators selected by the Arbitration Parties shall choose the third neutral arbitrator for the arbitration panel. In the event the two (2) arbitrators selected by the Arbitration Parties cannot agree on a third neutral arbitrator, within 90 days the AAA shall select a third neutral arbitrator from its National Roster, who shall be free of any association of any kind with either Arbitration Party and whose participation as an arbitrator shall not otherwise constitute a conflict of interest or give rise to an appearance of impropriety.

(d) Schedule. Within thirty (30) calendar days after selection of the third neutral arbitrator, the arbitrators shall hold a procedural conference by telephone with representatives of the Arbitration Parties.

(e) Interim Exigent Equitable Relief. The arbitration panel shall have authority to issue interim exigent equitable relief prior to any arbitration proceeding, including the authority to direct discovery, and to order specific performance and injunctive relief during the pendency of the dispute resolution proceedings as provided by and in accordance with the terms and conditions of this Indenture.

(f) Discovery. Deposition and written discovery shall be reasonably limited by the arbitrators to achieve economical resolution of the Dispute. Except in exceptional circumstances, or by mutual Indenture of the Arbitration Parties, and without restricting the arbitrators’ authority to further limit discovery, one set of not more than thirty (30) interrogatories and one set of not more than twenty (20) document requests, depositions of opposing expert witnesses, and no more than two (2) depositions of non-expert witnesses per Arbitration Party shall be deemed adequate. The arbitrators shall have the authority to issue orders to effectuate such discovery consistent with the AAA Rules, and where appropriate to the Federal Rules of Civil Procedure.

(g) Legal Seat Arbitration. The legal seat of arbitration shall be New York, New York.

(h) Location of Hearings. The hearings shall be conducted in Santa Fe, New Mexico.

(i) Performance Pending Arbitration Decision. Subject to any orders or preliminary rulings of the arbitration panel or in the event emergency relief is sought from the New York Courts, during the pendency of arbitration proceedings, the Arbitration Parties shall continue to perform all of their respective obligations under to this Indenture and each of the Note Documents, except as otherwise provided in Article VI of this Indenture.

(j) Remedies, Costs, and Fees. Except as otherwise provided in Section 12.12, the arbitrators shall have authority to enter such remedies as are reasonable and appropriate to remedy any claim under this Indenture, including declaratory, injunctive (preliminary and permanent), specific performance, or other equitable relief, and monetary damages. Any award against the Issuer shall be granted in accordance with and subject to the limitations in the Issuer’s limited waiver of sovereign immunity set forth herein. In any Dispute, the Issuer shall pay all costs, expenses, and attorneys’ fees related to the arbitration.

(k) Award and Enforcement. The decision or award of the arbitration panel shall be made by a majority of the panel, and given in writing to the Arbitration Parties.

81

(l) Forum. In connection with any Dispute, except as provided otherwise in Sections 6.02 and 6.03 of this Indenture, the New York Courts shall have exclusive jurisdiction to compel the Arbitration Parties’ participation in binding arbitration pursuant to this Indenture, enjoin or stay arbitration, vacate or enforce an arbitral award, hear an Arbitration Party’s challenge of an arbitral award, and grant any interim exigent equitable relief necessary to maintain the status quo during the pendency of such arbitration proceedings.

(m) Judgment on Award. A judgment confirming an arbitral award shall have the same force and effect in all respects as and be subject to all the provisions of law relating to, a judgment in a civil action, and it may be enforced as if it has been rendered in a civil action in a court of competent jurisdiction as set forth herein. When the award requires the performance of any other act than the payment of money, the court shall direct the enforcement thereof in the manner provided by law.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have executed this Indenture as of the date first written above.

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC

By:
Name:
Title:

[Signature Page to Indenture]

GUARANTORS

By:
Name:
Title:

[Signature Page to Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

[Face of Note]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE

REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.*

CUSIP: [  ]

9.00% Senior Notes due 2024

No. _______	$ _______

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC

promises to pay to [Cede & Co.]* or registered assigns, the principal sum of__________ dollars of the United States of America [or such greater or lesser amount as may from time to time be endorsed on the Schedule of Changes in Principal Amount of the Global Note]* on October 24, 2024.

Interest/Principal Payment Dates: March 31, June 30, September 30 and December 31 of each year with the first Interest/Principal Payment Date being December 31, 2019

* This is included in Global Notes only.

Exhibit A-1

Regular Record Dates: March 15, June 15, September 15 and December 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authorization hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit of the Indenture or be valid or obligatory for any purpose.

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC

By:
Name:
Title:

Certificate of Authentication:

This is one of the Notes referred to in the within-mentioned Indenture.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Authorized Signatory

Date of Authentication: __________, ___, ________

Exhibit A-2

[Back of Note]

9.00% Senior Notes due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Navajo Transitional Energy Company, LLC, a Navajo Nation limited liability company (the “Issuer”), promises to pay interest on the principal amount of this Note at 9.00% per annum. The Issuer will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest/Principal Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 24, 2019; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest/Principal Payment Date, interest shall accrue from such next succeeding Interest/Principal Payment Date; provided, further, that the first Interest/Principal Payment Date shall be December 31, 2019. The Issuer shall pay interest on overdue principal and premium, if any, from time to time on demand at the rate then in effect; the Issuer shall pay interest on overdue installments of interest, without regard to any applicable grace periods, from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30- day months.

2. Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15, June 15, September 15 and December 15 next preceding the Interest/Principal Payment Date, even if such Notes are cancelled after such record date and on or before such Interest/Principal Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Paying Agent maintained for such purpose in the contiguous United States, or, at the option of the Issuer, such payments may be made by check mailed to the Holders at their addresses set forth in the Register, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuer issued the Notes under an Indenture dated as of October 24, 2019 among the Issuer, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling to the extent permitted by law.

Exhibit A-3

5. Optional Redemption. Subject to the additional terms and conditions set forth in the Indenture, the Issuer may redeem all or, from time to time, a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest/Principal Payment Date).

6. Principal Payments/Increase. In addition to repurchase offers required to be made pursuant to Sections 4.06 and 4.07 hereof, the Issuer shall make a mandatory prepayment of the principal of the Notes of $2,000,000 on each Interest/Principal Payment Date, which principal shall be applied to the Notes on a pro rata basis; provided that, in the case of Holders of securities entitlements with respect to a Global Note, any such principal payment shall be allocated to clearing system participants in accordance with the Depositary’s customary practices. Notwithstanding the foregoing, if the Notes have not be repaid in full on (i) the first anniversary of the Issue Date, the principal amount of the Notes shall be increased by $1,000,000 on such date, (ii) the second anniversary of the Issue Date, the principal amount of the Notes shall be increased by an additional $2,000,000 on such date, (iii) the third anniversary of the Issue Date, the principal amount of the Notes shall be increased by an additional $3,000,000 on such date and (iv) the fourth anniversary of the Issue Date, the principal amount of the Notes shall be increased by an additional $3,000,000 on such date, and in each case, the Issuer shall provide the Trustee a notice on the applicable anniversary date certifying that the Notes have not been repaid in full as of such anniversary date.

7. Repurchase at Option of Holders. Subject to the additional terms and conditions set forth in the Indenture:

If there is a Change of Control, each Holder of Notes will have the right (except as set forth in the proviso to Section 4.06(a) of the Indenture) to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes (the “Offer to Purchase”) at a purchase price equal to 100% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest/Principal Payment Date).

If the Issuer or any Subsidiary consummates an Asset Sale or receives Extraordinary Receipts, in certain circumstances specified in Section 4.07 of the Indenture, the Issuer shall commence an offer to all Holders of Notes (an “Offer to Purchase”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest/Principal Payment Date) in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds allocated for repurchase of Notes, the Issuer shall select the Notes to be purchased on a pro rata basis, except that any Notes represented by a Global Note will be selected by such method as DTC or its nominee may require.

Exhibit A-4

8. Notice of Redemption. Notice of redemption will be given at least 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with Discharge. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000 unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption unless the Issuer defaults in making such redemption payment.

9. Denominations, Transfer, Exchange. The Notes are in fully registered form without coupons in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any transfer tax or similar governmental charge required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the portion of any Note being redeemed in part that is not being redeemed. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes for redemption or during the period between a Regular Record Date and the corresponding Interest/Principal Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented for any of the purposes set forth in Section 9.01 of the Indenture, including, without limitation, to cure any ambiguity, defect, omission or inconsistency and to make any other change that does not materially and adversely affect the rights of any Holder.

Exhibit A-5

12. Defaults and Remedies. Events of Default include in summary form: (i) default in the payment of the principal of any Note when the same becomes due and payable at final maturity, upon acceleration or redemption, on an Interest/Principal Payment Date, or otherwise (other than pursuant to an Offer to Purchase or a Change of Control Offer to Purchase); (ii) default in the payment of interest on any Note when the same becomes due and payable, and the default continues for a period of 30 days; (iii) failure by the Issuer to make a Change of Control Offer to Purchase or an Offer to Purchase and thereafter accept and pay for Notes tendered when and as required pursuant to Section 4.06 or Section 4.07 of the Indenture or failure by the Issuer or any Guarantor to comply with Section 5.01 of the Indenture; (iv) default by the Issuer in the performance of or breach any other of its covenants or agreements in the Indenture, under the Notes or under the other Note Documents (other than a default specified in clause (i), (ii) or (iii) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with the reporting obligations described in Section 4.18 of the Indenture) after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of 35% or more in aggregate principal amount of the Notes; (v) with respect to any Debt of the Issuer or any Significant Subsidiary having an outstanding principal amount of $5,000,000 or more in the aggregate for all such Debt of all such Persons (a) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (b) the failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period; (vi) one or more final judgments or orders for the payment of money are rendered against the Issuer or any of its Subsidiaries and not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5,000,000 (in excess of amounts which the Issuer’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect; (vii) certain bankruptcy defaults with respect to the Issuer or any Significant Subsidiary; (viii) any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty; or (ix) an ERISA Event shall have occurred.

If any Event of Default (other than an Event of Default specified in the preceding clause (vii) that occurs with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of at least 35% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders), may declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in the preceding clause (vii) occurs with respect to the Issuer, all outstanding Notes shall be due and payable immediately without further action or notice. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it in good faith determines that withholding notice is in their interest. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Issuer and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if all existing Events of Default (except nonpayment of principal, premium, if any, and interest on the Notes that has become due solely because of the acceleration) have been cured or waived and the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal or premium, if any, of the Notes. The Issuer is required to deliver to the Trustee annually an Officer’s Certificate regarding compliance with the Indenture, and the Issuer is required, within 30 days of becoming aware of any Default, to notify the Trustee of such Default and what action it proposes to take with respect thereto.

Exhibit A-6

13. Personal Liability of Directors, Officers, Employees and Unitholders. No past, present or future director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer, or the Guarantors under the Notes, any Note Guaranty, the Indenture or any other Note Document, or for any claim based on, in respect of, or by reason of, such obligations. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

15. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

Requests may be made to:

Navajo Transitional Energy Company, LLC

4801 N. Butler Ave., Bldg. 200

Farmington, New Mexico 87401

Attn: Clark Moseley, Chief Executive Officer

Email: clark.moseley@navajo-tec.com

Exhibit A-7

ASSIGNMENT

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type name, address and zip code of assignee)

and irrevocably appoint___________________________________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Exhibit A-8

SCHEDULE OF CHANGES IN PRINCIPAL AMOUNT OF THE GLOBAL NOTE*

The following changes in the principal amount of the Global Note due to (i) increases in the principal amount pursuant to Section 2.03 of the Indenture, (ii) principal payments pursuant to Section 3.08 of the Indenture and of (iii) exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Change	Signature of authorized signatory of Trustee or Note Custodian	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase

* This schedule should only be included if the Note is issued in global form.

Exhibit A-9

EXHIBIT B

FORM OF NOTATION OF NOTE GUARANTY

Subject to the limitations set forth in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed, each entity party to the Indenture as a Guarantor (hereinafter referred to as the “Guarantors,” which term includes any successor or additional Guarantor under the Indenture) (i) has unconditionally guaranteed: (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at the Stated Maturity or interest payment or mandatory repurchase date, by acceleration, redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest, to the extent lawful, on the Notes, (c) the due and punctual payment or performance of all other Obligations of the Issuer to the Holders or the Trustee,all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the prompt payment in full thereof when due or performance thereof in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise and (ii) have agreed to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under the Note Guaranties.

The Note Guaranties are subject to the limitations set forth in the Indenture, including Article X thereof.

No director, officer, employee, incorporator, member or stockholder, as such, past, present or future, of any Guarantor shall have any liability for any Obligations of the Issuer or any other Guarantor under the Notes, any Note Guaranty or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations.

The Note Guaranties shall be binding upon each Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party under the Indenture shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions thereof.

No Note Guaranty shall be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this notation of Note Guaranty is noted shall have been executed by the Trustee under the Indenture by the manual signature of an authorized signatory of the Trustee or an authenticating agent, or of one of its authorized officers.

The Guarantors may be released from their respective Note Guaranties upon the terms and subject to the conditions provided in the Indenture.

Exhibit B-1

[ ] as Guarantors

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

This [ ] SUPPLEMENTAL INDENTURE, dated as of _____________, __, ____, is among Navajo Transitional Energy Company, LLC (the “Issuer”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and Wilmington Savings Fund Society, FSB, a federal savings bank, as Trustee.

RECITALS

WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of October 24, 2019 (as may be supplemented or amended, the “Indenture”), pursuant to which the Issuer has issued $[ ] in principal amount of 9.00% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture in order to add one or more Guarantors pursuant to Section 4.13 thereof, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation, the Bylaws or the Operating Agreement (or comparable constituent documents) of the Issuer, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuer, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuer, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuer, the Guarantors and the Trustee.

ARTICLE II

From this date, in accordance with Section 4.13 and by executing this Supplemental Indenture, the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article X thereunder.

Exhibit C-1

ARTICLE III

Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC AS ISSUER

By:
Name:
Title:

GUARANTORS [________________________]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title:

Exhibit C-3